SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     Date of Report (Date of earliest event
                                   reported):

                                January 23, 2002


                        HOME PROPERTIES OF NEW YORK, INC.
             (Exact name of Registrant as specified in its Charter)


MARYLAND                                 1-13136                      16-1455126
(State or other jurisdiction of  (Commission file number)       (I.R.S. Employer
incorporation or organization                             Identification Number)

                               850 CLINTON SQUARE
                            ROCHESTER, NEW YORK 14604
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (585) 546-4900


                                 Not applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

During the period January 1, 2002 through June 30, 2002, Home Properties of New York, Inc. (the "Company") disposed of ten operating apartment communities, in separate transactions.

As a result of the above transactions, this Form 8-K is being filed to reflect the impact of the classification as discontinued operations of apartment communities sold on or after January 1, 2002 pursuant to the requirements of Statement of Financial Accounting Standards ("SFAS"), 144 - "Accounting for the Impairment or Disposal of Long Lived Assets" within the consolidated financial statements for each of the three years ended December 31, 2001, 2000 and 1999, including Management's Discussion and Analysis of Financial Condition and Results of Operations, and Selected Financial Data. Note that this presentation would also include any apartment communities classified as held for sale during 2002, however, as of June 30, 2002 there were no such properties.

                                                                            Page
           INDEX                                                          NUMBER
           -------                                                        ------
Selected Financial Data                                                        3
Management's Discussion and Analysis of Financial Condition                    5
  and Results of Operations.
Quantitative and Qualitative Disclosures about Market Risk                    22
Financial Statements                                                         F-1


EXHIBIT

23.1 Consent of Independent Accountants
99.1 Section 906 Certifications of Chief Executive Officers
99.2 Section 906 Certification of Chief Financial Officer

                  SELECTED FINANCIAL DATA


         The following table sets forth selected financial and operating data on a historical basis for the Company and should be read in conjunction with the financial statements appearing elsewhere in this Form 8-K (amounts in thousands, except per share data).



                                                     2001          2000          1999          1998          1997
                                                     ----          ----          ----          ----          ----

          Revenues:
          Rental Income                             $341,653     $291,778      $211,195      $132,424       $60,928
          Other Income                                18,374       19,960        16,712        11,565         5,632
                                                   ---------     --------      --------     ---------       -------
          TOTAL REVENUES                             360,027      311,738       227,907       143,989        66,560
                                                    --------      -------       -------      --------        ------

          Expenses:
          Operating and maintenance                  142,281      124,861        92,375        60,773        30,068
          General & administrative                    18,614       13,235        10,696         6,685         2,255
          Interest                                    65,742       56,150        39,056        23,711        11,967
          Depreciation & amortization                 63,379       51,037        36,139        22,242        10,608
          Loss on available-for-sale securities            -            -         2,123             -             -
          Non-recurring acquisition expense                -            -         6,225             -             -
                                                     -------      -------      --------       -------        ------
          TOTAL EXPENSES                             290,016      245,283       186,614       113,411        54,898
                                                     -------      -------       -------       -------        ------
          Income before gain (loss) on
            disposition of property and
            business, minority interest,
            discontinued operations and
            extraordinary item                        70,011       66,455        41,293        30,578        11,662
          Gain (loss) on disposition of
            property and business                     26,241       (1,386)          457             -        (1,283)
                                                     -------       -------      -------       -------        ------
          Income before minority interest,
            discontinued operations and
            extraordinary item                        96,252       65,069        41,750        30,578        10,379
          Minority interest                           32,844       24,819        16,570        11,946         3,796
                                                     -------       ------        ------        ------         -----
          Income from continuing operations           63,408       40,250        25,180        18,632         6,583
          Discontinued operations, net of
            minority interest                          1,166        1,206         1,198         1,016           844
                                                       -----        -----         -----         -----       -------
          Income before extraordinary item            64,574       41,456        26,378        19,648         7,427

          Extraordinary item, prepayment
            penalties, net of minority interest          (68)           -           (96)         (960)       (1,037)
                                                    --------      -------       -------       -------        ------
          Net Income                                  64,506       41,456        26,282        18,688         6,390
          Preferred dividends                        (17,681)     (12,178)       (1,153)            -             -
                                                    --------      --------      -------       -------        ------
          Net income available to common
            shareholders                            $ 46,825      $29,278       $25,129       $18,688        $6,390
                                                    ========      =======       =======       =======        ======


          Basic earnings per share data:
            Income from continuing operations       $   2.07    $   1.36      $   1.29      $   1.34     $     .89
            Discontinued operations                      .05         .06           .06           .07           .11
            Extraordinary item                             -           -      (    .01)     (    .07)    (     .14)
            Net income available to common          --------    -----------   --------      --------     ---------
            shareholders                            $   2.12    $   1.42      $   1.34      $   1.34     $     .86
                                                    ========    ========      ========      ========     =========

          Diluted earnings per share data:
            Income from continuing operations       $   2.06     $   1.35      $   1.29      $   1.33     $     .87
            Discontinued operations                      .05          .06           .06           .07           .11
            Extraordinary item                             -            -      (    .01)     (    .07)    (     .14)
                                                 -----------     --------      --------      --------     ---------
          Net income available to common
            shareholders                            $   2.11     $   1.41      $   1.34      $   1.33     $     .84
                                                    ========     ========      ========      ========     =========

          Cash dividends declared per common
            share                                   $   2.31     $   2.16      $   1.97      $   1.83        $ 1.74
                                                    ========     ========      ========      ========        ======

          Balance Sheet Data:
          Real estate, before accumulated
            depreciation                          $2,135,078   $1,895,269    $1,480,753      $940,788      $525,128
          Total assets                             2,063,789    1,871,888     1,503,617     1,012,235       543,823
          Total debt                                 992,858      832,783       669,701       418,942       218,846
          Series B convertible cumulative
            preferred stock                           48,733       48,733        48,733             -             -
          Stockholders' equity                       620,596      569,528       448,390       361,956       151,432

          Other Data:
          Funds from Operations (1)                 $136,604     $120,854       $80,784       $55,966       $24,345
          Cash available for distribution (2)       $120,994     $107,300       $78,707       $49,044       $21,142
          Net cash provided by operating
            activities                              $148,389     $127,197       $90,526       $60,548       $27,285
          Net cash used in investing activities    ($139,106)   ($178,445)    ($190,892)    ($297,788)    ($102,460)
          Net cash (used in) provided by
            financing activities                     ($9,013)     $56,955       $71,662      $266,877       $77,461
          Weighted average number of shares
            outstanding:
            Basic                                 22,101,027   20,639,241    18,697,731    13,898,221     7,415,888
            Diluted                               22,227,521   20,755,721    18,800,907    14,022,329     7,558,167

          Total communities owned at end of
            period                                       143          147           126            96            63
          Total apartment units owned at end
            of period                                 39,007       39,041        33,807        23,680        14,048




(1) Management considers funds from operations ("FFO") to be an appropriate measure of performance of an equity REIT. FFO is generally defined as net income (loss) before gains (losses) from the sale of property and business and extraordinary items, before minority interest in the Operating Partnership, plus real estate depreciation. Management believes that in order to facilitate a clear understanding of the combined historical operating results of the Company, FFO should be considered in conjunction with net income as presented in the consolidated financial statements included elsewhere herein. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indication of the Company's performance or to cash flow as a measure of liquidity.

         The calculation of FFO for the previous five years is presented as follows:


                                                  2001          2000          1999           1998          1997
                                                  ----          ----          ----           ----          ----

        Net income available to common
           shareholders                         $ 46,825       $ 29,278      $25,129        $18,688       $ 6,390
        Preferred dividends                       17,681         12,178        1,153              -             -
        Minority interest                         32,844         24,819       16,570         11,946         3,796
        Minority interest -  discontinued
           operations                                838            896          820            657           452
        Extraordinary item                            68              -           96            960         1,037
        Depreciation from real property(1)
                                                  64,589         52,297       37,473         23,715        11,387
        (Gain) loss from sale of property
           and business                         ( 26,241)         1,386      (   457)             -         1,283
                                                --------       --------      --------       -------       -------
        FFO                                     $136,604       $120,854      $80,784        $55,966       $24,345
                                                ========       ========      =======        =======       =======
        Weighted average common shares/units
           outstanding:
              Basic                              37,980.0       35,998.3     31,513.8       22,871.7      11,373.9
                                                 ========       ========     ========       ========      ========
              Diluted                            45,063.6       41,128.4     32,044.9       22,995.8      11,516.1
                                                 ========       ========     ========       ========      ========


         (1)    Includes amounts passed through from unconsolidated investments.

         All REITs may not be using the same definition for FFO. Accordingly, the above presentation may not be comparable to other similarly titled measures of FFO of other REITs.



         Quarterly information on Funds from Operations for the two most recent years is as follows:


                               2001                        1ST         2ND          3RD          4TH         TOTAL
                               ----                        ---         ---          ---          ---         -----
             Funds from Operations                       $26,953     $34,698      $37,818      $37,135     $136,604
             Weighted Average Shares/Units:
                 Basic                                  37,581.0     37,461.8    38,010.4     38,849.5     37,980.0
                 Diluted                                39,311.4     44,661.2    45,281.1     45,536.6     45,063.6

                               2000                        1ST         2ND          3RD          4TH         TOTAL
                               ----                        ---         ---          ---          ---         -----
             Funds from Operations
                                                         $25,407     $29,788      $33,106      $32,553     $120,854
             Weighted Average Shares/Units:
                 Basic                                  34,123.2     35,846.3    36,820.1     37,261.3     35,998.3
                 Diluted                                37,586.7     40,249.9    43,162.4     43,625.1     41,128.4


(2) Cash Available for Distribution is defined as Funds from Operations less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $400 ($375 for 1998-2000, $350 for 1996-1997, and $300 for 1995) per apartment unit. It is the Company's policy to fund its investing activities and financing activities with the proceeds of its line of credit, new debt, by the issuance of additional Units in the Operating Partnership, or proceeds from property dispositions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          ----------------------------------------------------------------------

          OVERVIEW

          The following discussion should be read in conjunction with consolidated financial statements, the notes thereto, and the selected financial data appearing elsewhere in this report. Historical results and percentage relationships set forth in the consolidated financial statements, including trends which might appear, should not be taken as indicative of future operations. The Company considers portions of the information to be "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectations for future periods. Forward-looking statements include, without limitation, statements related to acquisitions (including any related pro forma financial information) future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although the Company believes that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", "seeks", "estimates", and similar expressions are intended to identify forward-looking statements. Readers should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and could materially affect the Company's actual results, performance or achievements.

          The Company is engaged primarily in the ownership, management, acquisition, rehabilitation and development of residential apartment communities in the Northeastern, Mid-Atlantic and Midwestern United States. As of December 31, 2001, the Company operated 293 apartment communities with 49,745 apartments. Of this total, the Company owned 143 communities, consisting of 39,007 apartments, managed as general partner 132 partnerships that owned 8,035 apartments and fee managed 2,703 apartments for affiliates and third parties. The Company also fee manages 2.2 million square feet of office and retail properties.


         DISCONTINUED OPERATIONS

         The Company adopted the provisions of Statement of Financial Accounting Standard No. 144 (SFAS), "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the SFAS, assuming no significant continuing involvement, the sale of an apartment community is now considered a discontinued operation. In addition, apartment communities classified as held for sale are also considered a discontinued operation. The Company generally considers assets to be held for sale when all significant contingencies surrounding the closing have been resolved, which often corresponds with the actual closing date.

         Included in discontinued operations as of June 30, 2002 and for the three and six-month periods then ended, are 10 apartment communities which were sold in 2002. The operations of these apartment communities were reflected on a comparative basis as discontinued operations in the Form 10-Q for the three and six-month periods ended June 30, 2002. The operations of such apartment communities have also been reflected as discontinued operations in the consolidated financial statements for each of the three years ended December 31, 2001 included herein.


         RESULTS OF OPERATIONS

         Comparison of year ended December 31, 2001 to year ended December 31, 2000.


         Continuing Operations:


         The Company owned 102 communities with 29,870 apartment units throughout 2000 and 2001 where comparable operating results are available for the years presented (the "2001 Core Properties"). For the year ending December 31, 2001, the 2001 Core Properties showed an increase in rental revenues of 6.3% and a net operating income increase of 7.8% over the 2000 year-end period. Property level operating expenses increased 4.3%. Average economic occupancy for the 2001 Core Properties decreased from 94.4% to 93.7%, with average monthly rental rates increasing 7.2% to $779.

         A summary of the 2001 Core Property net operating income is as follows:

                                        2001               2000        % CHANGE
                                        ----               ----        --------
         Rent                         $261,359,000      $245,781,000      6.3%
         Property Other Income          10,232,000         9,521,000      7.5%
                                     ------------    --------------      ----

         Total Income                  271,591,000       255,302,000      6.4%
         Operating and Maintenance   ( 109,692,000)   (  105,161,000)    (4.3%)
                                     -------------   ---------------    -----

         Net Operating Income         $161,899,000      $150,141,000      7.8%
                                     ============      ============      ====

         During 2001, the Company acquired a total of 2,820 apartment units in 10 newly acquired communities (the "2001 Acquisition Communities"). In addition, the Company experienced a full year results for the 5,384 apartment units in 22 apartment communities (the "2000 Acquisition Communities") acquired during 2000. The inclusion of these acquired communities generally accounted for the significant changes in operating results for the year ended December 31, 2001.

         During 2001, the Company also disposed of 14 properties with a total of 2,855 units, which had partial results for 2001 (the "2001 Disposed Communities").

         For the year ended December 31, 2001, operating income (income before gain on disposition of property and business, minority interest, extraordinary item and discontinued operations) increased by $3,556,000 when compared to the year ended December 31, 2000. The increase was primarily attributable to the following factors: an increase in rental income of $49,875,000 and a decrease in all other income of $1,586,000. These changes were partially offset by an increase in operating and maintenance expense of $17,420,000, an increase in general and administrative expense of $5,379,000, an increase in interest expense of $9,592,000, and an increase in depreciation and amortization of $12,342,000.

         Of the $49,875,000 increase in rental income, $28,989,000 is attributable to the 2000 Acquisition Communities and $14,032,000 is attributable to the 2001 Acquisition Communities, offset in part by a $8,724,000 reduction attributable to the 2001 Disposed Communities. The balance of $15,578,000 relates to a 6.3% increase from the 2001 Core Properties due primarily to an increase of 7.2% in weighted average rental rates, offset by a decrease in average economic occupancy from 94.4% to 93.7%.

         In addition to normal rent increases, the Company was successful in achieving above-normal increases at specific properties where rents were below the level of the average rent charged by our direct competition. An additional component of the 7.2% increase in weighted average rent results from the significant upgrading and repositioning efforts discussed under the Capital Improvements section of this report. The Company seeks a minimum 15% internal rate of return for these revenue-enhancing upgrades.

         The decrease in average economic occupancy can be attributed to the decline in general economic conditions during 2001. Same-store occupancies have averaged approximately 95% for a number of years. During the second quarter of 2001, the Detroit regional market experienced softness that was related to a slowdown and announced lay-offs in the auto industry. A reduction in job growth leads to fewer household formations, which creates a reduction in demand for rental housing. During the third and fourth quarters of 2001, it became obvious that the recession was affecting all of our regions, as well as our competitors. Occupancy levels dipped to a low of 91.6% for the month of December.

         In January, 2002, one of management's performance measures seemed to suggest that the Company may have reached the bottom of the decline in occupancy. Traffic at the communities had increased, and it was the first month since the end of the second quarter of 2001 that occupancy levels did not continue to decrease.

         In this recessionary economic environment, it is very difficult to project rental rate and occupancy results. The Company has provided guidance for 2002, which, at the mid-point of the range, anticipates same store revenue growth of 6%, including above-average rental increases from the continued efforts to upgrade the properties. Occupancy levels are expected to remain low during the first quarter of 2002, averaging 91.8%. Improvement in occupancy is expected each successive quarter in 2002, producing an expected average for the year of 93.2%.

         Based on actual results through June 30, 2002, and the current economic environment, the Company has revised its guidance for the balance of 2002. A significant improvement in apartment rental fundamentals and in economic conditions was anticipated when guidance for the second half of 2002 was originally provided this past February. The basis for the previous guidance assumed same-store revenue growth of 6.6% with occupancy averaging 93.8%. The Company now expects revenue growth of 4.7% for the second half of the year, with occupancies improving from the average for June 30, 2002 of 92.6% to 93.1%. Same-store expense growth originally projected to be 8.9% for the second half of the year is now anticipated to be 10.4%. The increase is mostly attributed to higher real estate taxes.

         For the six-months ended June 30, 2002 the Company achieved same store revenue growth of 4.4% compared to 5.5% originally anticipated. Occupancy levels continued to remain low during the first six months and averaged 91.6% compared to 92.3% anticipated when guidance was first given.

         Property other income, which consists primarily of income from operation of laundry facilities, late charges, administrative fees, garage and carport rentals, net profits from corporate apartments, cable revenue, pet charges, and miscellaneous charges to residents, increased in 2001 by $1,921,000. Of this increase, $980,000 is attributable to the 2000 Acquisition Communities, $483,000 is attributable to the 2001 Acquisition Communities and $711,000 represents a 7.5% increase from the 2001 Core Properties, offset in part by a $253,000 reduction attributable to the 2001 Disposed Communities.

         Interest and dividend income decreased in 2001 by $4,731,000, due primarily to the Company contributing loans due from affiliates to HPRS, in March, 2001, described in the next paragraph. Subsequent to the transfer, the interest income is reported in Other income.

         Other income, which reflects the net contribution from management and development activities after allocating certain overhead and interest expense, increased by $1,224,000 due primarily to interest income on loans from affiliated partnerships. The general and administrative overhead represents an allocation of direct and indirect costs incurred by the Company estimated by management to be associated with these activities. In March, 2001, HPRS was recapitalized with a contribution of $23.7 million of loans to affiliated partnerships by the Company. This effectively shifted a significant amount of interest income to the Other income category, where the Company records its share of interest income through its equity earnings of affiliates.

         Of the $17,420,000 increase in operating and maintenance expenses, $13,256,000 is attributable to the 2000 Acquisition Communities, $4,418,000 is attributable to the 2001 Acquisition Communities and a reduction of $4,785,000 is attributable to the 2001 Disposed Communities. The balance for the 2001 Core Properties, a $4,531,000 increase in operating expenses or 4.3%, is primarily a result of increases in gas utilities, office and telephone expense, and real estate taxes, offset in part by decreases in repairs and maintenance, incentive compensation, and property insurance.

         Natural gas costs for the Core Properties were up 43% for the twelve months, due to extraordinary increases in natural gas prices as well as lower temperatures in 2001 compared to above-average temperatures in 2000. Looking back the last ten years, the price of natural gas has been relatively stable. Historically, at the beginning of each heating season, rates experienced some pressures but start to stabilize at lower levels in January. The 2000/2001 heating season did not follow this same pattern. Spot prices per decatherm spiked over $10 in December, 2000 and January, 2001. This unusual pattern made it more difficult to execute economically feasible fixed price contracts. During the first quarter of 2001, the Company experienced extremely high costs for natural gas, producing a same-store increase in operating and maintenance costs of 15.1%.

         Management believed it was in the Company's best interest to take advantage of lower natural gas prices and to negotiate fixed price contracts starting in the Spring of 2001. As of December 31, 2001, the Company had fixed-price contracts covering 90% of its natural gas exposure for properties owned by the Company at December 31, 2001. For the 2002 heating season, the average price per decatherm is approximately $4.50. Current twelve month strip pricing is about $3.00 per decatherm. If rates do not increase, the Company stands to benefit from lower pricing, as existing contracts mature and are extended or renewed. The Company has fixed-price contracts covering 50% of its natural gas exposure for the 2003 heating season. Risk is further diversified by staggering contract term expirations.

         In October, 2001, the Company resolved a legal claim with an insurance provider and received a total settlement of $4.9 million. This refund was allocated to insurance expense in relation to the Company's estimate of loss spread over the corresponding policy term. The policy term covered November 1, 2000 to October 31, 2001 and November 1, 2001 to October 31, 2002. The amount of the settlement relating to the period from November 1, 2000 to December 31, 2001 was estimated to be $2.2 million, and that amount reduced insurance expense in the fourth quarter of 2001. The remaining settlement of $2.7 million relates to the remaining policy period from January 1, 2001, through October 31, 2002, and will be amortized on a straight-line basis over that period.

         The Company has provided guidance for 2002 which anticipates same store expense growth at the mid-point of the range of 6.5%. Natural gas costs are assumed to improve 3%, personnel expense is projected to increase 9%, real estate taxes are expected to increase 6%, and insurance costs should almost double. Health care increases account for a large part of the personnel cost increase.

         Same store expense growth for the six-months ended June 30, 2002 was 0.8% compared to the first two quarters of 2001. This was primarily due to a 11% increase in taxes due to new legislation in several states and a 6% increase in personnel costs. These increased costs were substantially offset by decreases in natural gas costs and snow removal costs. The large savings in natural gas was a result of lower costs per decatherm associated with fixed contracts, as well as savings due to an unseasonably warm winter. The net expense growth of 0.8% for the six-months ended June 30, 2002 compares to 4.5% originally anticipated for the first six months.

         Certain quarterly variations are expected for 2002. The first quarter expense growth is expected to increase only 2.2% compared to the first quarter of 2001. This is due to an expected favorable variance in natural gas heating costs. The fourth quarter of 2002 is expected to increase over 12% compared to the same period in 2001. This is due to an expected significant negative variance for insurance expense. As previously discussed, the fourth quarter of 2001 reflected a large insurance settlement effectively recognizing the benefit for the previous fourteen months in the fourth quarter, which will produce a significant variance for comparison purposes.

         The operating expense ratio (the ratio of operating and maintenance expense compared to rental and property other income) for the 2001 Core Properties was 40.4% and 41.1% for 2001 and 2000, respectively. This 0.7% reduction is a result of the 6.4% increase in total rental and property other income achieved through ongoing efforts to upgrade and reposition properties for maximum potential. In general, the Company's operating expense ratio is higher than that experienced in other parts of the country due to relatively high real estate taxes in its markets and the Company's practice, typical in its markets, of including heating expenses in base rent.

         General and administrative expenses increased in 2001 by $5,379,000, or 41% from $13,235,000 in 2000 to $18,614,000 in 2001. As the Company
         expands geographically, the increases reflect increased efforts in serving residents and employees through new and expanded initiatives, including a help desk, call center, and an education department. In addition, the increase can be attributed to overhead costs, which had, historically, been allocated to the Company's affordable housing development business, which was sold in 2000 and the net results of which were reported in other income. The percentage of general and administrative expenses compared to total revenue was 5.2% for 2001 compared to 4.2% for 2000.

         Interest expense increased in 2001 by $9,592,000 as a result of the acquisition of the 2001 Acquisition Communities and a full year of interest expense for the 2000 Acquisition Communities. The 2000
         Acquisition Communities, costing in excess of $322,000,000, were financed with $163,000,000 of assumed debt in addition to the use of UPREIT Units. The 2001 Acquisition Communities, costing in excess of
         $212,000,000, were financed with $68,000,000 of assumed debt, in addition to the use of UPREIT Units. During 2001, the Company refinanced $52,000,000 in existing mortgage debt resulting in new borrowings in excess of $131,000,000. In addition, amortization from deferred charges relating to the financing of properties totaling $632,000 and $566,000 was included in interest expense for 2001 and 2000, respectively.

         Depreciation and amortization expense increased $12,342,000 due to the depreciation on the 2001 Acquisition Communities, the 2000 Acquisition Communities, the additions to the Core Properties, net of the 2001 Disposition Communities.

         During 2001, the Company reported a gain on disposition of property and business of $26,241,000. This includes the disposition of 14 apartment communities with 2,855 units in six separate transactions for a total sales price of $122,000,000.

         Minority interest increased $8,025,000 due to the increase in income allocated to the OP Unitholders, which is attributable to the 2001 Acquisition Communities, the 2000 Acquisition Communities, net of the 2001 Disposition Communities, and the gain on disposition of property and business.

         Discontinued Operations:
         Included in discontinued operations for the year ended December 31, 2001 are the operating results, net of minority interest, of ten apartment communities that were sold during the period January 1, 2002 to June 30, 2002.

         Net Income:

         Net income increased $23,050,000 or 56% primarily attributed to the results of the 2001 Acquisition Communities, the 2001 Acquisition Communities, net of the 2001 Disposition Communities, as previously discussed and the gain on disposition of property and business.

         Comparison of year ended December 31, 2000 to year ended December 31, 1999.

         Continuing Operations:

         The Company owned 87 communities with 22,664 apartment units throughout 1999 and 2000 where comparable operating results were available for the years presented (the "2000 Core Properties"). For the year ending December 31, 2000, the 2000 Core Properties showed an increase in rental revenues of 5.6% and a net operating income increase of 7.4% over the 1999 year-end period. Property level operating expenses increased 5.0%. Average economic occupancy for the 2000 Core Properties increased from 94.6% to 94.7%, with average monthly rental rates increasing 5.7% to $704.

         A summary of the 2000 Core Property net operating income is as follows:

                                       2000            1999        % CHANGE
                                       ----            ----        --------
        Rent                        $180,409,000   $170,890,000      5.6%
        Property Other Income          7,192,000      5,468,000     31.5%
                                   -------------   ------------     -----

        Total Income                 187,601,000    176,358,000      6.4%
        Operating and Maintenance  (  80,583,000)   (76,745,000)    (5.0%)
                                   --------------   ------------    ------

        Net Operating Income        $107,018,000   $ 99,613,000      7.4%
                                    ============   ============     =====

         During 2000, the Company acquired the "2000 Acquisition Communities" and also experienced a full year of results for the 10,127 apartment units in 30 apartment communities (the "1999 Acquisition Communities") acquired during 1999. The inclusion of these acquired communities generally accounted for the significant changes in operating results for the year ended December 31, 2000.

         The Company also disposed of one property during 2000, a 150-unit community located in Pittsburgh, Pennsylvania, which had partial results for 2000 (the "2000 Disposed Community").

         For the year ended December 31, 2000, operating income (income before loss on disposition of property and business, minority interest, extraordinary item and discontinued operations) increased by $25,162,000 when compared to the year ended December 31, 1999. The increase was primarily attributable to the following factors: an increase in rental income of $80,583,000 and an increase in all other income of $3,248,000. These changes were partially offset by an increase in operating and maintenance expense of $32,486,000, an increase  in  general  and  administrative  expense of  $2,539,000,  an increase in interest expense of $17,094,000, an increase in depreciation and amortization of $14,898,000 and loss on available-for-sale securities and non-recurring acquisition expense totaling $8,348,000 affecting only 1999.

         Of the $80,583,000 increase in rental income, $47,376,000 is attributable to the 1999 Acquisition Communities and $24,204,000 is attributable to the 2000 Acquisition Communities, offset in part by a $516,000 reduction attributable to the 2000 Disposed Community. The balance of $9,519,000 is a 5.6% increase from the 2000 Core Properties due primarily to an increase of 5.7% in weighted average rental rates, plus an increase in average economic occupancy from 94.6% to 94.7%.

         Property other income, which consists primarily of income from operation of laundry facilities, administrative fees, garage and carport rentals, net profits from corporate apartments and miscellaneous charges to residents, increased in 2000 by $4,429,000. Of this increase, $1,847,000 is attributable to the 1999 Acquisition
         Communities, $884,000 is attributable to the 2000 Acquisition Communities and $1,724,000 represents a 31.9% increase from the 2000 Core Properties, offset in part by a $26,000 reduction attributable to the 2000 Disposed Community. The increase for the 2000 Core Properties included a one-time benefit from a favorable insurance settlement of $239,000. Without the affect of the settlement, property other income would have increased 28%.

         Interest and dividend income increased in 2000 by $656,000, primarily attributable to an increase in loans to one of the Company's Management Companies used to acquire land held in inventory for future development, as well as increased levels of cash reserves invested. Dividend income of $714,000 in 1999 from investments in marketable securities did not continue in 2000.

         Other income reflects the net contribution from management and development activities after allocating certain overhead and interest expense. The net contribution decreased by $1,837,000, or 64% from 1999 to 2000. The decrease is due primarily to a decrease in gross development fee revenues of $1,462,000. Effective December 31, 2000, the Company sold its affordable housing development business to the key personnel who ran the division for approximately $6,700,000.

         Of the $32,486,000 increase in operating and maintenance expenses, $20,354,000 is attributable to the 1999 Acquisition Communities, $8,604,000 is attributable to the 2000 Acquisition Communities and a reduction of $310,000 is attributable to the 2000 Disposed Community. The balance for the 2000 Core Properties, a $3,838,000 increase in operating expenses or 5.0%, is primarily a result of increases in gas utilities, personnel expenses, property insurance and real estate taxes.

         Increases in utility expenses were a large contributor to operating and maintenance expense increases for the year and, as previously discussed, continued to unfavorably affect results in 2001. Natural gas prices were very volatile in 2000. As previously discussed, over the last ten years, the price of natural gas has been relatively stable and, at the beginning of each heating season, rates experienced some pressures but started to stabilize at lower levels around January. The 1999/2000 heating season did not follow this same pattern. This unusual pattern made it more difficult to execute economically feasible fixed price contracts.

         The months of December, 2000 and January, 2001 yielded prices for natural gas topping out at over $10 per decatherm. For deliveries in March, 2001 the price was reduced to approximately $5.00 per decatherm. As a result, the Company negotiated fixed price contracts starting in the Spring of 2001 for close to 90% of its exposure for the 2001/2002 heating season.

         Management believed at that time that these higher expenses would eventually be absorbed by our residents. As discussed in the Comparison of year ended December 31, 2001 to year ended December 31, 2000, rent increases were passed on to residents as leases (which typically have a one year term) were renewed.

         The operating expense ratio (the ratio of operating and maintenance expense compared to rental and property other income) for the 2000 Core Properties was 43.0% and 43.5% for 2000 and 1999, respectively. This 0.5% reduction is a result of the 6.4% increase in total rental and property other income achieved through ongoing efforts to upgrade and reposition properties for maximum potential. In general, the Company's operating expense ratio is higher than that experienced in other parts of the country due to relatively high real estate taxes in its markets and the Company's practice, typical in its markets, of including heating expenses in base rent.

         General and administrative expenses increased in 2000 by $2,539,000, or 24% from $10,696,000 in 1999 to $13,235,000 in 2000. As the Company
         expands geographically, travel and lodging expenses have increased, along with expenses associated with new and expanding regional offices. In addition, personnel costs have increased to handle the growing owned portfolio, which increased in size by 15% as of December 31, 2000 compared to December 31, 1999. The percentage of G&A compared to total revenue was 4.2% for 2000 compared to 4.7% for 1999.

         Interest expense increased in 2000 by $17,094,000 as a result of the acquisition of the 2000 Acquisition Communities and a full year of interest expense for the 1999 Acquisition Communities. The 1999
         Acquisition Communities, costing in excess of $480,000,000, were financed with $203,000,000 of assumed debt in addition to the use of UPREIT Units. The 2000 Acquisition Communities, costing in excess of
         $322,000,000, were financed with $163,000,000 of assumed debt, in addition to the use of UPREIT Units. In addition, amortization from deferred charges relating to the financing of properties totaling $566,000 and $516,000 was included in interest expense for 2000 and 1999, respectively.

         Depreciation and amortization expense increased $14,898,000 due to the depreciation on the 2000 Acquisition Communities, the 1999 Acquisition Communities, and the additions to the 2000 Core Properties.

         During 2000, the Company reported a loss on disposition of property of $1,386,000. This included $417,000 from the sale of Payne Hill in Pittsburgh, $924,000 from the sale of the affordable housing development business and $45,000 from the sale of a general partnership interest.

         Minority interest increased $8,249,000 due to the increase in income allocated to the OP Unitholders, which is attributable to the 2000 Acquisition Communities, the 1999 Acquisition Communities, and the loss on disposition of property and business.

         Discontinued Operations:

         Included in discontinued operations for the year ended December 31, 2000 are the operating results, net of minority interest, of ten apartment communities that were sold during the period January 1, 2002 to June 30, 2002. The operations of these ten properties have been reflected on a comparative basis for the year ended December 31, 1999.

         Net Income:

         Net income increased $15,174,000 or 58% primarily attributed to the results of the 2000 Acquisition Communities, the 1999 Acquisition Communities, as previously discussed, net of the loss on disposition of property and business.

         LIQUIDITY AND CAPITAL RESOURCES

         The Company's principal liquidity demands are expected to be distributions to the common and preferred stockholders and Operating Partnership Unitholders, capital improvements and repairs and maintenance for the properties, acquisition of additional properties, stock repurchases and debt repayments. The Company may also engage in transactions whereby it acquires equity ownership in other public or private companies that own and manage portfolios of apartment communities. Management anticipates the acquisition of properties in the range of $200 to $300 million in 2002.

         The Company intends to meet its short-term liquidity requirements through net cash flows provided by operating activities and the line of credit, as described below. The Company considers its ability to generate cash to be adequate to meet all operating requirements and make distributions to its stockholders in accordance with the provisions of the Internal Revenue Code, as amended, applicable to REITs.

         To the extent that the Company does not satisfy its long-term liquidity requirements through net cash flows provided by operating activities and the line of credit described below, it intends to satisfy such requirements through the issuance of UPREIT Units, proceeds from the Dividend Reinvestment Plan ("DRIP"), proceeds from the sale of properties, property debt financing, or issuing additional common shares, shares of the Company's preferred stock, or other securities. As of December 31, 2001, the Company owned 27 properties, with 4,948 apartment units, which were unencumbered by debt.

         In addition, an increase in a source of liquidity will be from the sale of properties. Since its IPO through 2000, the Company had sold only a few small properties. During 2001, the Company sold 14 communities for a total sales price of $122 million. The Company was able to sell these properties at an average capitalization rate of 9.2% and reinvest in the acquisition of properties with more growth potential at an expected first year cap rate of 9.3%. Management believes that the Company will strategically dispose of assets aggregating between $50 and $100 million in 2002.

         In May, 1998, the Company's Form S-3 Registration Statement was declared effective relating to the issuance of up to $400 million of common stock, preferred stock or other securities. The available balance on the shelf registration statement at December 31, 2001 was $227,390,000.

         In December, 1999, the Class A limited partnership interests held by the State of Michigan Retirement Systems (originally issued in December, 1996 for $35 million) were converted to Series A Convertible Cumulative Preferred shares ("Series A Preferred Shares") which retained the same material rights and preferences that were associated with the limited partnership interests. On November 28, 2001, the Series A Preferred Shares were converted to common shares. The conversion had no effect on reported results of operations.

         In September, 1999, the Company completed the sale of $50 million of Series B Preferred Stock in a private transaction with GE Capital. The Series B Preferred stock carries an annual dividend rate equal to the greater of 8.36% or the actual dividend paid on the Company's common shares into which the preferred shares can be converted. The stock has a liquidation preference of $25.00 per share, a conversion price of $29.77 per share, and a five-year, non-call provision. On February 14, 2002, 1,000,000 shares of the Series B Preferred stock were converted to 839,771 common shares. The conversion will have no effect on the reported results of operations.

         In May and June, 2000, the Company completed the sale of $60 million of Series C Preferred Stock in a private transaction with affiliates of Prudential Real Estate Investors ("Prudential"), Teachers Insurance and Annuity Association of America ("Teachers"), affiliates of AEW Capital Management and Pacific Life Insurance Company. The Series C Preferred Stock carries an annual dividend rate equal to the greater of 8.75% or the actual dividend paid on the Company's common shares into which the preferred shares can be converted. The stock has a conversion price of $30.25 per share and a five-year, non-call provision. As part of the Series C Preferred Stock transaction, the Company also issued 240,000 warrants to purchase common shares at a price of $30.25 per share, expiring in five years.

         In June, 2000, the Company completed the sale of $25 million of Series D Preferred Stock in a private transaction with The Equitable Life Assurance Society of the United States. The Series D Preferred Stock carries an annual dividend rate equal to the greater of 8.775% or the actual dividend paid on the Company's common shares into which the preferred shares can be converted. The stock has a conversion price of $30 per share and a five-year, non-call provision.

         In December, 2000, the Company completed the sale of $30 million of Series E Preferred Stock in a private transaction, again with affiliates of Prudential and Teachers. The Series E Preferred Stock carries an annual dividend rate equal to the greater of 8.55% or the actual dividend paid on the Company's common shares into which the preferred shares can be converted. The stock has a conversion price of $31.60 per share and a five-year, non-call provision. In addition, as part of the Series E Preferred Stock transaction, the Company issued warrants to purchase 285,000 common shares at a price of $31.60 per share, expiring in five years.

         In 2000, the Company obtained an investment grade rating from Fitch, Inc. The Company was assigned an initial corporate credit rating of "BBB" (Triple-B), with a rating of "BBB-" (Triple-B Minus) for Series C through E convertible Preferred Stock.

         The issuance of UPREIT Units for property acquisitions continues to be a significant source of capital for the Company. During 2001, 520 apartment units in two separate transactions were acquired for a total cost of $33,000,000, using UPREIT Units valued at approximately $19,000,000 with the balance paid in cash or assumed debt. During 2000, 3,583 apartment units in eight separate transactions were acquired for a total cost of $203,000,000, using UPREIT Units valued at approximately $59,000,000 with the balance paid in cash or assumed debt.

         In 1997, the Company's Board of Directors approved a stock repurchase program under which the Company may repurchase up to one million shares of its outstanding common stock and UPREIT Units. The Board's action did not establish a target price or a specific timetable for repurchase. At December 31, 1999, there was approval remaining to purchase 795,100 shares. In 2000, the Board of Directors approved a 1,000,000-share increase in the stock repurchase program. During 2000, the Company repurchased 468,600 shares at a cost of $12,664,000. In 2001, the Board of Directors approved a 1,000,000-share increase in the stock repurchase program. During 2001, the Company repurchased 754,000 shares and 436,700 UPREIT Units at a cost of $20,600,000 and $11,900,000, respectively. Approval to repurchase 1,135,800 shares of common stock and UPREIT Units remains at December 31, 2001.

         In November, 1995, the Company established a Dividend Reinvestment Plan. The Plan provides the stockholders of the Company an opportunity to automatically invest their cash dividends at a discount of 3% from the market price. In addition, eligible participants may make monthly payments or other voluntary cash investments in shares of common stock, typically purchased at discounts, which have varied between 2% and 3%. During 2000, $57,000,000 of common stock was issued under this plan, with an additional $32,000,000 of common stock issued in 2001.

         The DRIP was amended, effective April 10, 2001, in order to reduce management's perceived dilution from issuing new shares at or below the underlying net asset value. The discount on reinvested dividends and optional cash purchases was reduced from 3% to 2%. The maximum monthly investment (without receiving approval from the Company) was reduced from $5,000 to $1,000. As expected, these changes significantly reduced participation in the Plan. Management will continue to monitor the relationship between the Company's stock price and estimated net asset value. During times when this difference is small, management has the flexibility to issue waivers to DRIP participants to provide for investments in excess of the $1,000 maximum monthly investment. In connection with the announcement of the February, 2002 dividend, the Company announced such waivers will be considered beginning with the March 2002 optional cash purchase, since management believes the stock is trading at or above its estimate of net asset value.

         As of December 31, 2001, the Company had an unsecured line of credit from M&T Bank with a borrowing capacity of $100,000,000 and $32,500,000 outstanding. Borrowings under the facility bear interest at 1.25% over the one-month LIBOR rate. The line of credit expires on September 1, 2002. The Company is evaluating alternatives to replace or extend the line of credit after September 1, 2002.

         As of December 31, 2001, the weighted average rate of interest on the Company's mortgage debt was 7.2% and the weighted average maturity of such indebtedness was approximately ten years. Mortgage debt of $960 million was outstanding with 99% at fixed rates of interest with staggered maturities. This limits the exposure to changes in interest rates, minimizing the effect of interest rate fluctuations on the Company's results of operations and cash flows.

         The Company's net cash provided by operating activities increased from $127,217,000 for the year ended December 31, 2000 to $148,389,000 for the year ended December 31, 2001. The increase was principally due to the acquisition of the 2000 and 2001 Acquisition Communities, net of 2001 Disposition Communities.

         Net cash used in investing activities decreased from $178,465,000 in 2000 to $139,106,000 in 2001. The level of properties purchased decreased in 2001 to $212 million from $328 million, the amount of mortgages assumed and UPREIT units issued decreased by $135 million, additions to properties increase $38 million, while proceeds from the sale of properties increased $103 million, such that the net cash used in investing activities decreased, accounting for most of the year over year decrease.

         The Company's net cash provided by (used in) financing activities decreased from providing $56,955,000 in 2000 to using $9,013,000 in 2001. The major source of financing in 2001 was $8,423,000 of proceeds from sales of common stock, net of the purchase of treasury stock and UPREIT Units and $92,268,000 in net debt proceeds, used to fund property acquisitions and improvements. In 2000, proceeds from the sale of preferred stock and common stock totaling $168,462,000 were used to fund property acquisitions and additions. Due to the lower number of acquisitions in 2001, such funding was not needed in 2001.

         On February 4, 2002, the Board of Directors approved a dividend of $.60 per share for the period from October 1, 2001 to December 31, 2001. This is the equivalent of an annual distribution of $2.40 per share. The dividend is payable February 26, 2002 to shareholders of record on February 15, 2002.

         OFF-BALANCE SHEET INVESTMENTS

         The Company has investments in and advances to approximately 132 limited partnerships where the Company acts as the managing general partner. The Company accounts for these investments on the equity method of accounting, recording its share of the net income or loss based upon the terms of the partnership agreement. To the extent that it is determined that the limited partners cannot absorb their share of the losses, if any, the general partner will record the limited partners share of such losses.

         The Company has guaranteed the low income housing tax credits to the limited partners for a period of five years in 42 partnerships totaling approximately $48,500,000. Such guarantee requires the Company to operate the properties in compliance with Internal Revenue Code Section 42 for 15 years. In addition, acting as the general partner in certain partnerships, the Company is obligated to advance funds to meet partnership operating deficits. However, such funding requirements cease after a five year period. Should operating deficits continue to occur, the Company would determine on an individual partnership basis if it is in the best interest of the Company to continue to fund these deficits.

         These partnerships are funded with non-recourse financing. The Company's proportionate share of non-recourse financing was $6,800,000 at December 31, 2001. The Company has guaranteed a total of $606,000 of debt associated with two of these partnerships. In addition, the Company, including the Management Companies, has provided loans and advances to certain of the partnerships aggregating $25,245,000 at December 31, 2001. The Company assesses the financial status and cash flow of each of the partnerships at each balance sheet date in order to assess recoverability of its investment in and advances to these affiliates.

         The  Company  believes  the  properties   operations   conform  to  the
         applicable requirements as set forth above and do not anticipate any payment on the guarantees described above.
                                                       2001         2000
                                                       ----         ----
       Balance Sheets:
         Real estate, net                             $280,864     $293,616
         Other assets                                   36,579       34,023
                                                      --------   ----------
           Total assets                               $317,443     $327,639
                                                      ========     ========

         Mortgage notes payable                       $253,798     $257,834
         Advances from affiliates                       25,245       21,957
         Other liabilities                              18,140       18,558
         Partners' equity                               20,260       29,290
                                                        ------    ---------
           Total liabilities and partners' equity     $317,443     $327,639
                                                      ========     ========

         Summarized balance sheet information relating to these partnerships is as follows (amounts are in thousands):











         ACQUISITIONS AND DISPOSITIONS

         In 2001, the Company acquired a total of 10 communities with a total of 2,820 units for total consideration of $212,000,000, or an average of approximately $75,200 per unit. For the same time period, the Company sold 14 properties with a total of 2,855 units for total consideration of $122,400,000, or an average of $42,900 per unit. The weighted average expected first year cap rate of the 2001 Acquisition Communities was 9.3% and of the 2001 Disposed Communities was 9.2%. The weighted average unleveraged internal rate of return (IRR) during the Company's ownership for the properties sold was 15.8%.

         Although the Company has acquired properties every year since its initial public offering in 1994, 2001 was the first year of its asset disposition program. The Company's management was very pleased with the success of its strategy to recycle assets by disposing of properties that have reached their potential or are less efficient to operate due to size or remote location, while acquiring properties in targeted geographic regions with higher future growth characteristics. The Company indicated that the timing of sales and acquisitions worked well to avoid dilution and a negative spread in initial cap rates.

         In January, 2002, the Company sold six communities with a total of 339 units in Eastern Pennsylvania and Baltimore, Maryland for total consideration of $13,600,000, or an average of $41,100 per unit. The expected weighted average first year cap rate on these sales is 10.5% (before a reserve for capital expenditures). A gain on sale of approximately $500,000 is expected to be reported in the first quarter of 2002 from these sales.

         CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

         The primary obligations of the Company relate to its borrowings under the line of credit and mortgage notes payable. The $32,500,000 outstanding under the line of credit matures in September, 2002. The $960,000,000 in mortgage notes payable have varying maturities ranging from 1 to 11 years. The principal payments on the mortgage notes payable for the years subsequent to December 31, 2001 are as follows:
         $53,378,000 - 2002, $26,359,000 - 2003, $36,675,000 - 2004, $41,870,000
         - 2005,  $68,485,000 - 2006 and $733,591,000 - thereafter.  The Company has a non-cancelable operating ground lease for one of its properties. The lease expires May 1, 2020, with options to extend the term of the lease for two successive terms of twenty-five years each. The lease provides for contingent rental payments based on certain variable factors. At December 31, 2001, future minimum rental payments required under the lease are $70,000 per year until the lease expires.

         As discussed in the section entitled "Off-Balance Sheet Investments," the Company has the following guarantees or commitments relating to its equity method partnership investments: a) guarantee for a total of $606,000 of debt associated with two of partnerships, b) guarantee of the low income housing tax credits to the limited partners for a period of five years in 42 partnerships totaling approximately $48,500,000, and c) the Company is obligated to advance funds to meet partnership operating deficits for a five year period for certain partnerships. The Company believes the properties operations conform to the applicable requirements as set forth above and do not anticipate any payment on the guarantees described above.

         CAPITAL IMPROVEMENTS

         Total capital improvement expenditures increased from $92,603,000 in 2000 to $130,468,000 in 2001. Of the $130,468,000 in total 2001 expenditures,  $37,140,000  is  attributable  to the  2000  Acquisition
         Communities, $3,111,000 is attributable to the 2001 Acquisition Communities, and $2,969,000 is attributable to the 2001 Disposition Communities. Of the remaining $87,248,000, $85,001,000 relates to the 2001 Core Properties and $2,247,000 relates to corporate office expenditures.

         Costs related to the acquisition, development, construction and improvement of properties are capitalized. Recurring, capital replacements typically include carpeting and tile, appliances, HVAC equipment, new roofs, site improvements and various exterior building improvements. Non-recurring upgrades include, among other items, community centers, new appliances, new windows, kitchens and bathrooms. Interest costs are capitalized until construction is substantially complete. Ordinary repairs and maintenance that do not extend the life of the asset are expensed as incurred. The Company's financial statements are impacted by its capitalization policies. Other companies may have different policies.

         Funding for the above described capital replacements are provided by cash flows from operating activities. The Company estimates that during 2001, approximately $400 per unit was spent on capital replacements to maintain the condition of its properties.

         The schedule below summarizes the breakdown of capital improvements:


                                                                            Non-recurring
                                                  Recurring Capital       Revenue Enhancing       Combined Capital
                                                     REPLACEMENTS              UPGRADES             IMPROVEMENTS

             2001 Core Properties                     $12,321,000             $72,680,000             $85,001,000
             2000 Acquisition Communities               2,154,000              34,986,000              37,140,000
             2001 Acquisition Communities                 515,000               2,596,000               3,111,000
             2001 Disposition Communities                 566,000               2,403,000               2,969,000
             Corporate office expenditures*                   N/A                       N/A             2,247,000
                                                -----------------       -------------------       ---------------
                                                      $15,556,000            $112,665,000            $130,468,000
                                                      ===========            ============            ============


         *No distinction is made between recurring or non-recurring expenditures for the corporate office.

         The $112,665,000 incurred to fund non-recurring, revenue enhancing upgrades included, among other items, the following: construction of seven new community centers; nearly 21,000 new windows; and the modernization of approximately 4,300 kitchens and 5,100 bathrooms. Management believes that these upgrades contributed significantly towards achieving 7.7% average growth in net operating income at the 2001 Core Properties. For the combined 2001 and 2000 Acquisition
         Communities, substantial rehabilitations were incurred as part of management's acquisition and repositioning strategies. The pace of capital replacements was accelerated to improve the overall competitive condition of the properties as quickly as possible. Funding for these capital improvements was provided by the line of credit and equity proceeds.

         During 2002, management expects that the communities' revenue growth will benefit further from improvements completed in 2001 and plans to continue to fund similar non-recurring, revenue enhancing upgrades. Management anticipates expenditures of $96 million in 2002, in addition to normal capital replacements. The Company selected J.D. Edwards as a platform for the new back office accounting system. The capital outlay during 2002 is estimated to be $1.5 million. The system will be fully implemented around mid-year and should streamline the reporting process as well as provide improved management information.

         ENVIRONMENTAL ISSUES

         Phase I environmental audits have been completed on substantially all of the Owned Properties. There are no recorded amounts resulting from environmental liabilities as there are no known contingencies with respect thereto. Furthermore, no condition is known to exist that would give rise to a material liability for site restoration or other costs that may be incurred with respect to the sale or disposal of a property.
         New Accounting Pronouncements

         NEW ACCOUNTING PRONOUNCEMENTS

         On June 29, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and No. 142 (SFAS 142), Goodwill and Other Intangible Assets. The provisions of SFAS 141 require the use of purchase accounting for all business combinations and the separate allocation of purchase price to intangible assets if specific criteria are met. The provisions of SFAS 142 state that goodwill and intangible assets with indefinite useful lives should not be amortized but rather tested at least annually for impairment. Intangible assets that have finite useful lives should continue to be amortized over their estimated useful lives. SFAS 142 also provides specific guidance for testing goodwill and intangible assets for impairment. The Company does not anticipate that these standards will have a material impact on the Company's financial position, results of operations, or cash flows. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The Company will adopt FAS 142 effective January 1, 2002.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues as originally described in SFAS 121. It retains the fundamental provisions of Statement 121 for
         (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. It also retains the basic provisions for presenting discontinued operations in the income statement but broadens the scope to include a component of an entity rather than a segment of a business. The Company will adopt this standard effective January 1, 2002. The Company does not expect this pronouncement to have a material impact on the Company's financial position, results of operations, or cash flows. See 2002 update in "Discontinued Operations" section.

         ECONOMIC CONDITIONS

         Substantially all of the leases at the communities are for a term of one year or less, which enables the Company to seek increased rents upon renewal of existing leases or commencement of new leases. These short-term leases minimize the potential adverse effect of inflation on rental income, although residents may leave without penalty at the end of their lease terms and may do so if rents are increased significantly.

         Historically, real estate has been subject to a wide range of cyclical economic conditions, which affect various real estate sectors and geographic regions with differing intensities and at different times. In 2001, many regions of the United States have experienced varying degrees of economic recession; and the tragic events of September 11, 2001 accelerated certain recessionary trends, such as the cost of obtaining sufficient property and liability insurance coverage, short term interest rates, and a temporary reduction in occupancy. The Company believes, however, that these tragic events did not have a material effect on the Company's portfolio, given our property type and the geographic regions in which we are located. We will continue to review our business strategy and do not anticipate any changes in strategy or material effects in financial performance.

         CONTINGENCY

         The Company has recently undergone a state tax audit. The state has assessed taxes of $469,000 for the 1998 and 1999 tax years under audit. If the state's position is applied to all tax years through December 31, 2001, the assessment would be $1.8 million. The Company believes the assessment and the state's underlying position is not supportable by the law nor consistent with previously provided interpretative guidance from the office of the State Secretary of Revenue. The Company has been advised that it has meritorious positions for its previous tax filings. As a result, no amounts were accrued by the Company as of December 31, 2001.

         SUBSEQUENT EVENT

         In relation to the state tax contingency discussed above, the Company filed an appeal during the second quarter of 2002 to the State for the 1998 and 1999 tax years. If the state's position is applied to all tax years through June 30, 2002, the assessment would be $1.4 million. The Company believes that the assessment and the state's underlying position for the tax periods 1998 through 2000 are neither supportable by the law nor consistent with previously filed interpretative guidance from the office of the State Secretary of Revenue. There have been no further proceedings to date and the Company intends to vigorously contest the assessments. The Company has been advised that it has meritorious positions for its previous tax filings for the years 1998, 1999, and 2000. However, the Company has accrued approximately $590,000 as of June 30, 2002 for estimated costs associated with this matter.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's primary market risk exposure is interest rate risk. At December 31, 2001 and 2000, approximately 96% and 99%, respectively, of the Company's debt bore interest at fixed rates with a weighted average maturity of approximately 10 and 11 years, respectively, and a weighted average interest rate of approximately 7.27% and 7.41%, respectively, including the $35 million of debt swapped to a fixed rate. The remainder of the Company's debt bears interest at variable rates with a weighted average maturity of approximately 1 year and 6 years, respectively, and a weighted average interest rate of 3.27% and 6.54%, respectively, at December 31, 2001 and 2000. The Company does not intend to utilize permanent variable rate debt to acquire properties in the future. On occasion, the Company may assume variable rate debt or use its line of credit in connection with a property acquisition with the intention to swap to or refinance with fixed rate debt. The Company believes, however, that in no event would increases in interest expense as a result of inflation significantly impact the Company's distributable cash flow.

         At December 31, 2001 and 2000, the interest rate risk on $35 million of such variable rate debt has been mitigated through the use of interest rate swap agreements (the "Swaps") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-parties to the Swaps. The Company believes it mitigates its credit risk by entering into these Swaps with major financial institutions. The Swaps effectively convert an aggregate of $35 million in variable rate mortgages to fixed rates of 5.91%, 7.66%, 8.40% and 8.22%.

         At December 31, 2001 and 2000, the fair value of the Company's fixed rate debt, including the $35 million which was swapped to a fixed rate, amounted to a liability of $958 million and $859 million compared to its carrying amount of $960 million and $833 million, respectively. The Company estimates that a 100 basis point decrease in market interest rates at December 31, 2001 would have changed the fair value of the Company's fixed rate debt to a liability of $1,016 million.

         The Company intends to continuously monitor and actively manage interest costs on its variable rate debt portfolio and may enter into swap positions based upon market fluctuations. In addition, the Company believes that it has the ability to obtain funds through additional equity offerings or the issuance of UPREIT Units. Accordingly, the cost of obtaining such interest rate protection agreements in relation to the Company's access to capital markets will continue to be evaluated. The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of December 31, 2001, the Company had no other material exposure to market risk.

 FINANCIAL STATEMENTS



                        HOME PROPERTIES OF NEW YORK, INC.

                          INDEX TO FINANCIAL STATEMENTS




                                                                                                 Page
                                                                                             --------------

Financial Statements:

  Report of Independent Accountants                                                               F-2

  Consolidated Balance Sheets at December 31, 2001 and 2000                                       F-3

  Consolidated Statement of Operations for the three years ended December 31, 2001                F-4

  Consolidated Statements of Stockholders' Equity for the three years ended December 31,          F-5
     2001

  Consolidated Statements of Comprehensive Income for the three years ended December 31,          F-6
     2001

  Consolidated Statements of Cash Flows for the three years ended December, 31, 2002              F-7

  Notes to the Consolidated Financial Statements                                                  F-8

                        Report of Independent Accountants


To the Board of Directors and Shareholders of Home Properties of New York, Inc.:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Home Properties of New York, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.


/s/PricewaterhouseCoopers LLP
Cleveland, Ohio
January 30, 2002, except for Note 15, as to which the date is October 22, 2002

                        HOME PROPERTIES OF NEW YORK, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 and 2000
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                       2001               2000
                                                                                       ----               ----
ASSETS
Real estate:
  Land                                                                             $   287,473        $   247,483
  Buildings, improvements and equipment                                              1,847,605          1,647,786
                                                                                   -----------        -----------
                                                                                     2,135,078          1,895,269
  Less:  accumulated depreciation                                                  (   201,564)       (   153,324)
                                                                                   ------------       ------------
         Real estate, net                                                            1,933,514          1,741,945

Cash and cash equivalents                                                               10,719             10,449
Cash in escrows                                                                         39,230             36,676
Accounts receivable                                                                      8,423             11,510
Prepaid expenses                                                                        17,640             13,505
Investment in and advances to affiliates                                                42,870             45,048
Deferred charges, net                                                                    5,279              3,825
Other assets, net                                                                        6,114              8,930
                                                                                 --------------     --------------
         Total assets                                                               $2,063,789         $1,871,888
                                                                                    ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage notes payable                                                             $   960,358           $832,783
Line of credit                                                                          32,500                  -
Accounts payable                                                                        21,838             18,577
Accrued interest payable                                                                 5,782              5,236
Accrued expenses and other liabilities                                                  13,180              7,197
Security deposits                                                                       18,948             18,290
                                                                                  ------------       ------------
         Total liabilities                                                           1,052,606            882,083
                                                                                    ----------        -----------

Commitments and contingencies
Minority interest                                                                      341,854            371,544
                                                                                   -----------       ------------
8.36% Series B convertible cumulative preferred stock, liquidation preference of $25.00 per share; 2,000,000 shares issued and
   outstanding, net of issuance costs                                                   48,733             48,733
                                                                                  ------------      -------------
Stockholders' equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized;  1,150,000 and
    2,816,667 shares issued and outstanding
    at December 31, 2001 and 2000, respectively                                        114,000            149,000
   Common stock, $.01 par value; 80,000,000 shares authorized;
     24,010,855 and 21,565,681 shares issued and
     outstanding at December 31, 2001 and 2000, respectively                               240                216
   Excess stock, $.01 par value; 10,000,000
     shares authorized; no shares issued                                                     -                  -
   Additional paid-in capital                                                          572,273            483,453
   Distributions in excess of accumulated earnings                               (      57,768)     (      53,517)
   Accumulated other comprehensive loss                                          (         532)               -
   Officer and director notes for stock purchases                                (       7,617)    (        9,624)
                                                                                 ---------------    ---------------
         Total stockholders' equity                                                    620,596            569,528
                                                                                  ------------       ------------
         Total liabilities and stockholders' equity                                 $2,063,789         $1,871,888
                                                                                    ==========         ==========

The accompanying notes are an integral part of these consolidated financial statements.

                        HOME PROPERTIES OF NEW YORK, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                       2001              2000             1999
                                                                       ----              ----             ----
Revenues:
   Rental income                                                       $341,653         $291,778          $211,195
   Property other income                                                 13,090           11,169             6,740
   Interest and dividend income                                           3,011            7,742             7,086
   Other income                                                           2,273            1,049             2,886
                                                                     ----------       ----------        ----------
         Total Revenues                                                 360,027          311,738           227,907
                                                                       --------         --------          --------

Expenses:
   Operating and maintenance                                            142,281          124,861            92,375
   General and administrative                                            18,614           13,235            10,696
   Interest                                                              65,742           56,150            39,056
   Depreciation and amortization                                         63,379           51,037            36,139
   Loss on available-for-sale securities                                      -                -             2,123
   Non-recurring acquisition expense                                            -               -            6,225
                                                                  ---------------  --------------       ----------
         Total Expenses                                                 290,016          245,283           186,614
                                                                      ---------         --------          --------
Income before gain (loss) on disposition of property and
   business, minority interest, discontinued operations and
   extraordinary item                                                    70,011           66,455            41,293
Gain (loss) on disposition of property and business                      26,241           (1,386)              457
                                                                     ----------       -----------      -----------
Income before minority interest, discontinued operations and
   extraordinary item                                                    96,252           65,069            41,750
Minority interest                                                        32,844           24,819            16,570
                                                                      ----------       ---------         ---------
Income from continuing operations                                        63,408           40,250            25,180
Discontinued operations, net of $838, $876 and $820 in 2001,
   2000 and 1999 allocated to minority interest, respectively             1,166            1,206             1,198
                                                                      ---------        ---------         ---------
Income before extraordinary item                                         64,574           41,456            26,378
Extraordinary item, prepayment penalties, net of $48 in 2001
   and $78 in 1999 allocated to minority interest                  (         68)                -     (         96)
                                                                   ------------    --------------     -------------
Net income                                                               64,506           41,456            26,282
Preferred dividends                                                   (  17,681)       (  12,178)        (   1,153)
                                                                      ----------       ----------        ----------

Net income available to common shareholders                            $ 46,825          $29,278           $25,129
                                                                       ========          =======           =======

Basic earnings per share data:
   Income continuing operations                                      $     2.07        $    1.36         $    1.29
   Discontinued operations                                                  .05              .06               .06
   Extraordinary item                                                          -               -       (       .01)
                                                                  --------------    ------------       ------------
Net income available to common shareholders                          $     2.12        $    1.42         $    1.34
                                                                     ==========        =========         =========

Diluted earnings per share data:
   Income from continuing operations                                 $     2.06        $    1.35         $    1.29
   Discontinued operations                                                  .05              .06               .06
   Extraordinary item                                                          -               -       (       .01)
                                                                  --------------    ------------       ------------
Net income available to common shareholders                          $     2.11        $    1.41         $    1.34
                                                                     ==========        =========         =========

Weighted average number of shares outstanding:
  Basic                                                              22,101,027       20,639,241        18,697,731
                                                                     ==========       ==========        ==========
  Diluted                                                            22,227,521       20,755,721        18,800,907
                                                                     ==========       ==========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

                        HOME PROPERTIES OF NEW YORK, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                                           Officer/
                                  Preferred                                DistributionAccumulated         Director
                                  Stock at                       Additional in Excess     Other            Notes for
                                  Liquidation   COMMON STOCK      Paid-In      of      ComprehensivTreasury  Stock
                                                ------------
                                                                           Accumulated
                                  PREFERENCE  SHARE     AMOUNT    CAPITAL   EARNINGS     INCOME    STOCK   PURCHASE
Balance, January 1, 1999          $     -    17,635,000   $177    $401,814  ($  26,622)  ($1,607)   ($1,863)  ($9,943)

Issuance of common stock, net                 2,025,288     20     50,290
Conversion of partnership
   interest for 1,666,667 shares
   of Series A Preferred stock     35,000                             448
Payments on notes for stock                                                                                       226
   purchase
Interest receivable on notes for                                                                              (   140)
   stock purchase
Net income                                                                      26,282
Change in unrealized loss on
   available-for-sale securities                                                           1,607
Conversion of UPREIT Units for                 63,476       1      1,322
   stock
Purchase and retirement of                  ( 125,300)    ( 2)  (  4,835)                              1,863
   treasury stock
Adjustment of minority interest                                   12,306
Preferred dividends                                                        (    1,057)
Dividends paid ($1.97 per share)                                           (   36,897)
                                  -------  -----------   ----    -------   ----------  ---------       -----   --------
Balance, December 31, 1999         35,000  19,598,464     196    461,345   (   38,294)         -           -   (  9,857)
Issuance of common stock, net               2,108,275      21     55,914
Issuance of preferred stock, net  114,000                        ( 1,706)
Payments on notes for stock                                                                                         375
   purchase
Interest receivable on notes for
   stock purchase                                                                                              (    142)
Net income                                                                     41,456
Conversion of UPREIT Units for                327,542       3      7,385
   stock
Purchase and retirement of                  ( 468,600)    ( 4)   (12,660)
   treasury stock
Adjustment of minority interest                                  (26,825)
Preferred dividends                                                        (  12,179)
Dividends paid ($2.16 per share)                                           (  44,500)
                                  -------   ----------    ---    -------   ---------  ----------
Balance, December 31, 2000        149,000   21,565,681    216    483,453   (  53,517)          -        -        (9,624)
Issuance of common stock, net               1,448,815      14     38,920
Conversion of preferred stock
   for common stock               (35,000)  1,666,667      17     34,983
Payments on notes for stock                                                                                       1,812
   purchase
Interest receivable on notes for
   stock purchase                                                                                                   195
Net income                                                                   64,506
Change in fair value of hedge
   instruments, net of minority
   interest                                                                                (532)
Conversion of UPREIT Units for                 83,692       1      1,909
   stock
Purchase and retirement of                  ( 754,000)    ( 8)   (20,613)
   treasury stock
Adjustment of minority interest                                   33,621
Preferred dividends                                                        (  17,681)
Dividends paid ($2.31 per share)                                           (  51,076)
                                  --------  ----------   ----    --------  ----------     ------   ------      -------
Balance, December 31, 2001        $114,000  24,010,855   $240    $572,273  ($ 57,768)      ($532)   $   -      ($7,617)
                                  ========  ==========   ====    ========  =========      ======   ======      =======


The accompanying notes are an integral part of these consolidated financial statements.

                        HOME PROPERTIES OF NEW YORK, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)



                                                                   2001             2000             1999
                                                                   ----             ----             ----

Net income                                                         $64,506          $41,456          $26,282
                                                                   -------          -------          -------
Other comprehensive income (loss):
   Cumulative effect of accounting change (Note 11)                   (339)               -                -
   Change in fair value of hedged instruments                         (193)               -                -
   Change   in   unrealized   loss   on   available-for-sale
   securities                                                             -                -           1,607
                                                              -------------    -------------       ---------
Other comprehensive income (loss), net of minority interest
                                                                      (532)                -           1,607
                                                                 ----------    -------------      ----------
Net comprehensive income                                           $63,974          $41,456          $27,889
                                                                   =======          =======          =======


The accompanying notes are an integral part of these consolidated financial statements.

                        HOME PROPERTIES OF NEW YORK, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)


                                                                                 2001           2000           1999
                                                                                 ----           ----           ----
Cash flows from operating activities:
  Net income                                                                  $64,506       $ 41,456        $26,282
                                                                              -------       --------        -------
  Adjustments to reconcile net income to net cash provided by operating activities:

     Equity in (income) loss of affiliates                                 (      123)         1,746       (    201)
     Income allocated to minority interest                                     33,682         25,715         17,390
     Extraordinary item allocated to minority interest                    (        48)             -      (      78)
     Depreciation and amortization                                             65,521         52,995         38,066
     Loss on available-for-sale securities                                          -              -          2,123
     (Gain) loss on disposition of property and business                      (26,241)         1,386       (    457)
     Changes in assets and liabilities:
        Other assets                                                            1,564     (    8,468)        (3,606)
        Accounts payable and accrued liabilities                                9,528         12,387         10,285
                                                                           ----------      ---------         ------
         Total adjustments                                                     83,883         85,761         63,522
                                                                            ---------      ---------         ------
         Net cash provided by operating activities                            148,389        127,217         89,804
                                                                             --------       --------         ------

Cash flows used in investing activities:
   Purchase of properties and other assets, net of mortgage
    notes assumed and UPREIT Units issued                                    (126,385)      (106,438)      (130,789)
   Additions to properties                                                   (130,468)     (  92,603)     (  61,034)
   Advances to affiliates                                                   (  15,257)     (  33,481)     (  48,888)
   Payments on advances to affiliates                                          17,558         42,311         39,916
   Proceeds from sale of properties and business, net                         115,446         11,746          1,099
   Sale of available-for-sale securities                                              -             -         9,526
                                                                         -------------- -------------     ---------
         Net cash used in investing activities                               (139,106)      (178,465)      (190,170)
                                                                             --------       --------       ---------

Cash flows from financing activities:
   Proceeds from sale of preferred stock, net                                       -        112,294         48,733
   Proceeds from sale of common stock, net                                     40,943         56,168         50,397
   Purchase of treasury stock                                               (  20,621)     (  12,664)     (   2,974)
   Purchase of UPREIT Units                                                 (  11,899)             -              -
   Proceeds from mortgage notes payable                                       132,397         84,432         32,978
   Payments of mortgage notes payable                                        ( 72,629)     (  33,517)      ( 36,345)
   Proceeds from line of credit                                               171,500         97,000        104,700
   Payments on line of credit                                                (139,000)      (147,800)      ( 53,900)
   Payments of deferred loan costs                                         (    2,086)    (    1,781)    (      576)
   Additions to cash escrows, net                                          (    2,554)    (    8,395)      ( 10,850)
   Dividends and distributions paid                                          (105,064)     (  88,782)      ( 60,501)
                                                                             ---------     ----------      ---------
         Net cash (used in) provided by financing activities               (    9,013)        56,955         71,662
                                                                           -----------     ---------       --------

Net increase (decrease) in cash and cash equivalents                              270          5,707       ( 28,704)
Cash and cash equivalents:
   Beginning of year                                                           10,449          4,742         33,446
                                                                             --------     ----------      ---------
   End of year                                                                $10,719       $ 10,449      $   4,742
                                                                              =======       ========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1        ORGANIZATION AND BASIS OF PRESENTATION

         Organization

         Home Properties of New York, Inc. (the " Company " ) was formed in November 1993, as a Maryland corporation and is engaged primarily in the ownership, management, acquisition, rehabilitation and development of residential apartment communities in the Northeastern, Mid-Atlantic and Midwestern United States. The Company conducts its business through Home Properties of New York, L.P. (the "Operating Partnership"), a New York limited partnership. As of December 31, 2001, the Company operated 293 apartment communities with 49,745 apartments. Of this total, the Company owned 143 communities, consisting of 39,007 apartments, managed as general partner 132 partnerships that owned 8,035 apartments and fee managed 2,703 apartments for affiliates and third parties. The Company also fee managed 2.2 million square feet of office and retail properties.

         Basis of Presentation

         The accompanying consolidated financial statements include the accounts of the Company and its 60.0% (57.6% at December 31, 2000) partnership interest in the Operating Partnership. Such interest has been calculated as the percentage of outstanding common shares divided by the total outstanding common shares and Operating Partnership Units ("UPREIT Units") outstanding. The remaining 40.0% (42.4% at December 31, 2000) is reflected as Minority Interest in these consolidated financial statements. For financing purposes, the Company has formed a limited liability company (the "LLC") and a partnership (the "Financing Partnership") which beneficially own certain apartment communities encumbered by mortgage indebtedness. The LLC is wholly owned by the Operating Partnership. The Financing Partnership is owned 99.9% by the Operating Partnership and .1% by Home Properties Trust, a wholly owned qualified REIT subsidiary ("QRS") of the Company.

         Investments in entities where the Company has the ability to exercise significant influence over but does not have financial and operating control are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in these consolidated financial statements.

         The Company accounts for its investment as managing general partner ("GP") in unconsolidated limited partnerships ("LP") using the equity method of accounting. As managing GP of the LP, the Company has the ability to exercise significant influence over operating and financial policies. This influence is evident in the terms of the respective partnership agreements, participation in policy-making processes, and the employment of its management personnel. However, the Company does not have a controlling interest in the respective LPs. The limited partners have significant rights, such as the right to replace the general partner (for cause) and the right to approve the sale or refinancing of the assets of the respective partnership in accordance with the partnership agreement.

         The Company records its allocable share of the respective partnership's income or loss based on the terms of the agreement. To the extent it is determined that the LPs cannot absorb their share of the losses, if any, the GP will record the LPs share of such losses.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Real Estate

         Real estate is recorded at cost. Costs related to the acquisition, development, construction and improvement of properties are capitalized. Recurring capital replacements typically include carpeting and tile, appliances, HVAC equipment, new roofs, site improvements and various exterior building improvements. Non-recurring upgrades include, among other items, community centers, new appliances, new windows, kitchens and bathrooms. Interest costs are capitalized until construction is substantially complete. There was $520, $260, and $263 of interest capitalized in 2001, 2000 and 1999, respectively. When retired or otherwise disposed of, the related asset cost and accumulated depreciation are cleared from the respective accounts and the net difference, less any amount realized from disposition, is reflected in income. Ordinary repairs and maintenance that do not extend the life of the asset are expensed as incurred.

         Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset's carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. No such losses have been recognized to date. The Company records impairment losses and reduces the carrying amounts of assets held for sale when the carrying amounts exceed the estimated selling proceeds less the costs to sell.

         Depreciation

         Properties are depreciated using a straight-line method over the estimated useful lives of the assets as follows: buildings, improvements and equipment - 5-40 years; and tenant improvements - life of related lease. Depreciation expense charged to operations was $63,173, $50,828, and $35,965 from continuing operations and $1,511, $1,393, and $1,211 from discontinued operations for the years ended December 31, 2001, 2000 and 1999, respectively.

         Cash and Cash Equivalents

         Cash and cash equivalents include all cash and highly liquid investments purchased with original maturities of three months or less. The Company estimates that the fair value of cash equivalents approximates the carrying value due to the relatively short maturity of these instruments.

         Cash in Escrows

         Cash in escrows consists of cash restricted under the terms of various loan agreements to be used for the payment of property taxes and insurance as well as required replacement reserves and tenant security deposits for residential properties.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Deferred Charges

         Costs relating to the financing of properties are deferred and amortized over the life of the related financing agreement. The straight-line method, which approximates the effective interest method, is used to amortize all financing costs; such amortization is reflected as interest expense in the consolidated statement of operations. The range of the terms of the agreements are from 1-23 years. Accumulated amortization was $1,548 and $1,270, as of December 31, 2001 and 2000, respectively.

         Intangible Assets

         Intangible assets of $4,942 and $7,501 at December 31, 2001 and 2000, respectively, included in Other Assets, consist primarily of property management contracts obtained through the acquisition of real estate management businesses, which are amortized on the straight-line basis over their estimated useful lives of 40 years. The carrying value of intangible assets is periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value. Accumulated amortization was $888 and $684 as of December 31, 2001 and 2000, respectively.

         Revenue Recognition

         The Operating Partnership leases its residential properties under leases with terms generally one year or less. Rental income is recognized when earned. Property other income, which consists primarily of income from operation of laundry facilities, administrative fees, garage and carport rentals and miscellaneous charges to residents, is recognized when earned.

         Property management fees are recognized when earned based on a contractual percentage of net monthly cash collected on rental income.

         Prior to 2001, the Operating Partnership earned development and other fee income from properties in the development phase. This fee income is recognized on the percentage of completion method.

         Gains on Real Estate Sales

         Gains from sales of operating properties are recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards No. 66, Accounting for Real Estate Sales, provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met.

         Advertising

         Advertising expenses are charged to operations during the year in which they were incurred. Advertising expenses incurred and charged to
         operations  were   approximately   $5,364,   $5,216,  and  $3,849  from
         continuing operations and $122, $150, and $117 from discontinued operations for the years ended December 31, 2001, 2000 and 1999, respectively.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Insurance Settlement

         In October, 2001, the Company resolved a legal claim with an insurance provider and received a total settlement of $4.9 million. This refund was allocated to insurance expense in relation to the Company's estimate of loss spread over the corresponding policy term. The policy term covered November 1, 2000 to October 31, 2001 and November 1, 2001 to October 31, 2002. The amount of the settlement relating to the period from November 1, 2000 to December 31, 2001 was estimated to be $2.2 million, and that amount reduced insurance expense in the fourth quarter of 2001. The remaining settlement of $2.7 million relates to the remaining policy period from January 1, 2001, through October 31, 2002, and will be amortized on a straight-line basis over that period.

         Federal Income Taxes

         The Company has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 1994. As a result, the Company generally will not be subject to Federal or State income taxation at the corporate level to the extent it distributes annually at least 90% (95% in years prior to 2001) of its REIT taxable income to its shareholders and satisfies certain other requirements. For the years ended December 31, 2001, 2000 and 1999, the Company distributed 100% of its taxable income; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. Stockholders are taxed on dividends and must report such dividends as either ordinary income, capital gains, or as return of capital.

         The tax basis of assets is less than the amounts reported in the accompanying consolidated financial statements by approximately $202 million and $188 million at December 31, 2001 and 2000, respectively.

         The following table reconciles net income to taxable income for the years ended December 31, 2001, 2000 and 1999:



                                                                           2001            2000             1999
                                                                           ----            ----             ----
         Net income                                                        $64,506         $41,456          $26,282
           Less:  Net income of Taxable REIT Subsidiaries included
                above                                                   (       62)          1,791        (     156)
                                                                        -----------       --------        ----------
         Net income from REIT operations                                    64,444          43,247           26,126
           Add:  Book depreciation and amortization                         64,888          52,430           37,349
           Less:  Tax depreciation and amortization                        (66,915)        (57,128)         (42,271)
           Book/tax difference on gains/losses from capital
              transactions                                                (  7,514)              -            6,226
           Other book/tax differences, net                                (  2,303)       (  1,873)             825
                                                                          ---------       ---------       ---------
         Taxable income before adjustments                                  52,600          36,676           28,255
           Less: Capital gains                                            ( 26,241)          1,386        (     457)
                                                                          ---------       --------        ----------
         Adjusted taxable income subject to 90% (95% in 2000 and
           1999) dividend requirement                                      $26,359         $38,062          $27,798
                                                                           =======         =======          =======


         The Company made actual distributions in excess of 100% of the taxable income before capital gains. All adjustments to net income from REIT operations are net of amounts attributable to minority interest and taxable REIT subsidiaries.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Earnings Per Share

         Basic Earnings Per Share ("EPS") is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options and the conversion of any cumulative convertible preferred stock. The exchange of an Operating Partnership Unit for common stock will have no effect on diluted EPS as unitholders and stockholders effectively share equally in the net income of the Operating Partnership.

         Income before extraordinary item, extraordinary item, discontinued operations and net income available to common shareholders are the same for both the basic and diluted calculation. The reconciliation of the basic and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999, is as follows:



                                                                      2001          2000           1999
                                                                      ----          ----           ----

         Income from continuing operations                            $63,408       $40,250        $25,180
         Less: Preferred dividends                                   ( 17,681)      (12,178)        (1,153)
                                                                     ---------      --------      --------
         Basic and Diluted - Income from continuing operations        $45,727       $28,072        $24,027
                                                                      =======       =======        =======
         applicable to common shareholders

         Basic weighted average number of shares
            Outstanding                                            22,101,027    20,639,241     18,697,731
         Effect of dilutive stock options                             126,494       116,480        103,176
                                                                   -----------   ----------    -----------
         Diluted weighted average number of shares
            Outstanding                                            22,227,521    20,755,721     18,800,907
                                                                   ==========    ==========     ==========

         Basic earnings per share data:
           Income from continuing operations                          $  2.07       $  1.36       $  1.29
           Discontinued operations                                        .05           .06           .06
           Extraordinary item                                               -             -     (     .01)
                                                                   -----------     ---------    ----------
         Net Income available to common shareholders                  $  2.12       $  1.42       $  1.34
                                                                      =======       =======       =======

         Diluted earnings per share data:
           Income from continuing operations                          $  2.06       $  1.35       $  1.29
           Discontinued operations                                        .05           .06           .06
           Extraordinary item                                               -             -     (     .01)
                                                                   -----------     ---------    ----------
         Net Income available to common shareholders                  $  2.11       $  1.41       $  1.34
                                                                      =======       =======       =======


         Unexercised stock options to purchase 1,732,656, 1,270,300, and 713,600 (including warrants of 525,000 issued with the Series C and E Preferred Stock issuance for 2001 and 2000) shares of the Company's common stock were not included in the computations of diluted EPS because the options' exercise prices were greater than the average market price of the Company's stock during the years ended December 31, 2001, 2000 and 1999, respectively. For the year ended December 31, 2001, the 4,816,667 shares of the Series A (prior to the November 27, 2001 conversion), B, C, D and E Convertible Cumulative Preferred Stock (7,112,381 common stock equivalents) on an as-converted basis has an antidilutive effect and is not included in the computation of diluted EPS.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Reclassification

         Certain   reclassifications  have  been  made  to  the  2000  and  1999 consolidated  financial statements to conform to the 2001 presentation.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         New Accounting Pronouncements

         On June 29, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and No. 142 (SFAS 142), Goodwill and Other Intangible Assets. The provisions of SFAS 141 require the use of purchase accounting for all business combinations and the separate allocation of purchase price to intangible assets if specific criteria are met. The provisions of SFAS 142 provide that goodwill and intangible assets with indefinite useful lives should not be amortized but rather tested at least annually for impairment. Intangible assets that have finite useful lives should continue to be amortized over their estimated useful lives. SFAS 142 also provides specific guidance for testing goodwill and intangible assets for impairment. The Company does not anticipate that these standards will have a material impact on the Company's financial position, results of operations, or cash flows. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The Company will adopt FAS 142 effective January 1, 2002.

         In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues of SFAS 121. It retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. It also retains the basic provisions for presenting discontinued operations in the income statement but broadens the scope to include a component of an entity rather than a segment of a business. The Company will adopt this standard effective January 1, 2002. The Company does not expect this pronouncement to have a material impact on the Company's financial position, results of operations, or cash flows (see Note 15).

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3        INVESTMENT IN AND ADVANCES TO AFFILIATES

         The Company has investments in and advances to approximately 132 limited partnerships where the Company acts as the managing general partner. In addition, there are investments in other affiliated entities (see Note 4). The following is summarized financial information for the investment in and advances to affiliates carried under the equity method of accounting, excluding the Management Companies discussed in Note 4, as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001.

                                                          2001         2000
                                                          ----         ----
          Balance Sheets:
            Real estate, net                             $280,864     $293,616
            Other assets                                   36,579       34,023
                                                         --------   ----------
              Total assets                               $317,443     $327,639
                                                         ========     ========

            Mortgage notes payable                       $253,798     $257,834
            Advances from affiliates                       25,245       21,957
            Other liabilities                              18,140       18,558
            Partners' equity                               20,260       29,290
                                                         --------    ---------
              Total liabilities and partners' equity     $317,443     $327,639
                                                         ========     ========

         The Company's proportionate share of mortgage notes payable was $6,800 at December 31, 2001. The mortgage notes payable are all non-recourse to the affiliated partnership and the Company.


                                                                            2001         2000        1999
                                                                            ----         ----        ----
          Operations:
            Gross revenues                                                  $46,972      $44,053      $42,059
            Operating expenses                                              ( 29,704)   ( 26,627)    ( 26,683)
            Mortgage interest expense                                       ( 11,529)   ( 12,198)    ( 10,398)
            Depreciation and amortization                                   ( 13,606)   ( 12,964)    ( 11,257)
                                                                            --------    --------     --------
              Net loss                                                      ($ 7,867)   ($ 7,736)    ($ 6,279)
                                                                            ========    ========     ========
            Company's share (included in property other income)             $     62     $    45      $    45
                                                                            ========    ==========   ========


         Reconciliation of interests in the underlying net assets to the Company's carrying value of investments in and advances to affiliates:



                                                                           2001            2000
                                                                           ----            ----

           Partners' equity, as above                                     $20,260         $29,290
           Equity of other partners                                        15,821          24,217
                                                                          -------        --------
           Company's share of investments in limited partnerships           4,439           5,073
           Advances to limited partnerships, as above                           -          21,957
                                                                          --------       --------
           Company's investment in and advances to limited partnerships     4,439          27,030
           Company's investment in Management Companies (see Note 4)       22,477       (   1,516)
           Company's advances to Management Companies                      15,954          19,534
                                                                          -------        --------
           Carrying value of investments in and advances to affiliates    $42,870         $45,048
                                                                          =======         =======

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4        MANAGEMENT COMPANIES

         Certain property management, leasing and development activities are performed by Home Properties Management, Inc. and Home Properties Resident Services, Inc. (formerly Conifer Realty Corp.) (together the "Management Companies"). Both are Maryland corporations and, effective January 1, 2001, elected to convert to taxable REIT subsidiaries under the Tax Relief Extension Act of 1999. The Operating Partnership owns non-voting common stock in the Management Companies which entitles it to receive 95% and 99% of the economic interest in Home Properties Management, Inc. and Home Properties Resident Services, respectively. Effective March 1, 2001, the Company recapitalized Home Properties Resident Services, Inc. by contributing to capital $23.7 million of loans due from affiliated partnerships. Simultaneous with the recapitalization, the Company increased its effective economic interest from 95% to 99% diluting the economic interest held by certain of the Company's officers and inside directors. The Company's share of income from the Management Companies, included in Other Income in the consolidated statement of operations, for the twelve months ended December 31, 2001, 2000 and 1999, is summarized as follows:



                                                        2001          2000         1999
                                                        ----          ----         ----

         Management fees                               $ 3,397       $ 3,716       $ 3,778
         Development and construction management fees        -         3,991         5,567
         Interest income                                 1,627             -             -
         General and administrative                     (3,244)      ( 7,364)       (7,449)
         Interest expense                               (1,390)      ( 1,937)       (1,242)
         Other expenses                                (   330)      (   292)      (   490)
                                                       -------      --------     ----------
         Net income (loss)                             $    60       ($1,886)    $     164
                                                       =======        =======    =========

         Company's share                               $    61       ($1,791)    $     156
                                                       =======        =======    =========

         Total assets                                  $38,602       $21,965       $21,699
                                                       =======       =======       =======

         Total liabilities                             $16,296       $23,526       $21,375
                                                       =======       =======       =======

         The general and administrative expenses reflected above represent an allocation of direct and indirect costs incurred by the Company estimated by management to be associated with the operations of the Management Companies.

         Included in assets of the Management Companies are notes and other receivables due from affiliated partnerships (Note 3) of approximately $25,000 and $0 at December 31, 2001 and 2000, respectively. The interest rates of the notes receivable include both fixed and variable rate terms. The variable rate loans are at one percent over the Prime rate of interest. The fixed rate agreements range from 8.47% to 8.75% per annum. The maturity dates for these notes receivable range from 2002 to 2032.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


5          MORTGAGE NOTES PAYABLE

           The Company's mortgage notes payable are summarized as follows:

                                                       2001            2000
                                                       ----            ----

           Fixed rate mortgage notes payable         $954,203        $823,488
           Variable rate mortgage notes payable         6,155           9,295
                                                     --------     -----------
              Total mortgage notes payable           $960,358        $832,783
                                                     ========        ========

         Mortgage notes payable are collateralized by certain apartment communities and mature at various dates from August, 2002, through June, 2036. The weighted average interest rate of the Company's variable rate notes and credit facility was 3.27% and 6.54% at December 31, 2001 and 2000, respectively. The weighted average interest rate of the Company's fixed rate notes was 7.27% and 7.41% at December 31, 2001 and 2000, respectively.

         Principal payments on the mortgage notes payable for years subsequent to December 31, 2001 are as follows:

           2002                      $53,378
           2003                       26,359
           2004                       36,675
           2005                       41,870
           2006                       68,485
           Thereafter                733,591
                                     -------

                                    $960,358

         The Company determines the fair value of the mortgage notes payable based on the discounted future cash flows at a discount rate that approximates the Company's current effective borrowing rate for comparable loans. Based on this analysis, the Company has determined that the fair value of the mortgage notes payable approximates $958,452 and $858,743, at December 31, 2001 and 2000, respectively.

         The Company has incurred prepayment penalties on debt restructurings which are accounted for as extraordinary items in the statement of operations. Prepayment penalties were approximately $116, $0, and $174 for the years ended December 31, 2001, 2000 and 1999, respectively. The 2001 repayments on eight debt instruments totaled $51,969 and were refinanced by eleven new borrowings in excess of $131,370. The 2000 repayments on two debt instruments totaled $25,067 and were refinanced by two new borrowings in excess of $39,000.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6        LINE OF CREDIT

         As of December 31, 2001, the Company had an unsecured line of credit from M & T Bank of $100 million with $32.5 million outstanding. Borrowings under the line of credit bear interest at 1.25% over the one-month LIBOR rate. Accordingly, increases in interest rates will increase the Company's interest expense and as a result will effect the Company's results of operations and financial condition. The line of credit expires on September 1, 2002. The Company is evaluating alternatives to replace or extend the line of credit after September 1, 2002. The LIBOR interest rate was 1.93% at December 31, 2001.

7        MINORITY INTEREST

         Minority interest in the Company relates to the interest in the Operating Partnership not owned by Home Properties of New York, Inc. Holders of UPREIT Units may redeem a Unit for one share of the Company's common stock or cash equal to the fair market value at the time of the redemption, at the option of the Company.

         The changes in minority interest for the three years ended December 31 are as follows:


                                                                   2001            2000            1999
                                                                   ----            ----            ----
           Balance, beginning of year                               $371,544        $299,880        $204,709
           Issuance of UPREIT Units associated with
              property acquisitions                                   19,133          58,616         149,483
           Adjustment between minority interest and
              stockholders' equity                                 (  33,621)         26,825       (  12,306)
           Exchange of UPREIT Units for Common Shares              (   1,910)      (   7,387)     (    1,323)
           Repurchase of UPREIT Units                              (  10,233)              -               -
           Exchange of partnership interests for Series A
              Preferred Stock                                              -               -       (  35,448)
           Net income                                                 33,634          25,714          17,312
           Accumulated other comprehensive loss                    (     388)              -               -
           Distributions                                           (  36,305)      (  32,104)      (  22,547)
                                                                   ---------       ---------       ----------
           Balance, end of year                                     $341,854        $371,544        $299,880
                                                                    ========        ========        ========


8        PREFERRED STOCK AND STOCKHOLDERS' EQUITY

         Common Stock

         In 1997, the Company's Board of Directors approved a stock repurchase program under which the Company may repurchase up to one million shares of its outstanding common stock and UPREIT Units. The Board's action did not establish a target price or a specific timetable for repurchase. At December 31, 1999, there was approval remaining to purchase 795,100 shares. In 2000, the Board of Directors approved a 1,000,000-share increase in the stock repurchase program. During 2000, the Company repurchased 468,600 shares at a cost of $12,664,000. In 2001, the Board of Directors approved a 1,000,000-share increase in the stock repurchase program. During 2001, the Company repurchased 754,000 shares and 436,700 UPREIT Units at a cost of $20,600,000 and $11,900,000, respectively. Approval to repurchase 1,135,800 shares of common stock and UPREIT Units remains at December 31, 2001.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8        PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

         Preferred Stock

         On December 22, 1999, the holder of the Class A limited partnership interests converted its ownership to 9% Series A convertible cumulative preferred stock ("Series A Preferred Shares"), liquidation preference of $21.00 per Common Share, total shares outstanding of 1,666,667. The conversion to preferred stock occurred at the Company's request and permits the Operating Partnership to continue to use favorable tax depreciation methods. The Series A Preferred Shares were convertible at any time by the holder on a one-for-one basis into Common Shares. On November 28, 2001, the Series A Preferred Shares were converted to common shares. The conversion had no effect on reported results of operations.

         On September 30, 1999, the Company privately placed 2,000,000 of its 8.36% Series B convertible cumulative preferred stock ("Series B Preferred Shares"), $25 liquidation preference per share. This offering generated net proceeds of approximately $48.7 million after offering costs of $1.3 million. The net proceeds were used to pay down Company borrowings. The Series B Preferred Shares are convertible at any time by the holder into Common Shares at a conversion price of $29.77 per Common Share, equivalent to a conversion ratio of .8398 Common Shares for each Series B Preferred Share (equivalent to 1,679,543 Common Shares assuming 100% converted). The Series B Preferred Shares are non-callable for five years. Each Series B Preferred Share will receive the greater of a quarterly distribution of $0.5225 per share or the dividend paid on a share of common stock on an as converted basis. The Company has determined that the Series B Preferred Shares contain certain contingent provisions that could cause such shares to be redeemable at the option of the holder and has presented this class of preferred stock outside of stockholders' equity.

         In May and June of 2000, the Company privately placed 600,000 of its 8.75% Series C convertible cumulative preferred stock ("Series C Preferred Shares"), $100 liquidation preference per share. This offering generated net proceeds of approximately $60 million. The net proceeds were used to fund acquisitions and property upgrades. The Series C Preferred shares are convertible at any time by the holder into Common Shares at a conversion price of $30.25 per Common Share, equivalent to a conversion ratio of 3.3058 Common Shares for each Series C Preferred share (equivalent to 1,983,471 Common shares assuming 100% converted). The Series C Preferred shares are non-callable for five years. Each Series C Preferred share will receive the greater of a quarterly distribution of $2.1875 per share or the dividend paid on a share of common stock on an as-converted basis. The Company also issued 240,000 additional warrants to purchase common shares at a price of $30.25 per share, expiring in 2005.

         In June, 2000, the Company privately placed 250,000 of its 8.78% Series D convertible cumulative preferred stock ("Series D Preferred Shares"), $100 liquidation preference per share. This offering generated net proceeds of approximately $25 million. The net proceeds were used to fund Company acquisitions and property upgrades. The Series D Preferred Shares are convertible at any time by the holder into Common Shares at a conversion price of $30.00 per Common Share, equivalent to a conversion ratio of 3.333 Common Shares for each Series D Preferred share (equivalent to 833,333 Common Shares assuming 100% converted). The Series D Preferred shares are non-callable for five years. Each Series D Preferred share will receive the greater of a quarterly distribution of $2.195 per share or the dividend paid on a share of common stock on an as-converted basis.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8        PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

         Preferred Stock (Continued)

         In December, 2000, the Company privately placed 300,000 of its 8.55% Series E convertible cumulative preferred stock ("Series E Preferred Shares"), $100 liquidation preference per share. This offering generated net proceeds of approximately $30 million. The net proceeds were used to pay down Company borrowings. The Series E Preferred Shares are convertible at any time by the holder into Common Shares at a conversion price of $31.60 per Common Share, equivalent to a conversion ratio of 3.1646 Common Shares for each Series E Preferred Share (equivalent to 949,367 Common Shares assuming 100% converted). The Series E Preferred Shares are non-callable for five years. Each Series E Preferred Share will receive the greater of a quarterly distribution of $2.1375 per share or the dividend paid on a share of common stock on an as-converted basis. In addition, the Company issued warrants to purchase 285,000 common shares at a price of $31.60 per share, expiring in 2005.

         Dividend Reinvestment Plan

         The Company has a Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan (the "DRIP" ). The DRIP provides the stockholders, employees and residents of the Company an opportunity to automatically invest their cash dividends at a discount of 3% from the market price. In addition, eligible participants may make monthly or other voluntary cash investments, also typically at a discount, which has varied between 2% and 3% from the market price, in shares of common stock. In response to a perceived dilution from issuing new shares at or below the underlying net asset value, effective April 10, 2001, the DRIP was amended to reduce the share purchase discount from the current market price from 3% to 2%. The maximum amount that can be invested without the Company's prior permission was also reduced from $5,000 to $1,000. A total of $32 million, $57 million, and $49 million was raised through this program during 2001, 2000 and 1999, respectively.

         Officer and Director Notes for Stock Purchases

         On August 12, 1996, eighteen officers and the six independent directors purchased an aggregate of 208,543 shares of Common Stock through the DRIP at the price of $19.79. The purchases were financed 50% from a bank loan and 50% by a recourse loan from the Company. The Company loans bear interest at 7% per annum and mature in August, 2016. The Company loans are subordinate to the above-referenced bank loans, and are collateralized by pledges of the 208,543 Common Shares. The loans are paid from the regular quarterly dividends paid on the shares of common stock pledged, after the corresponding bank loans are paid in full.

         On November 10, 1997, twenty-one officers and five of the independent directors purchased an aggregate of 169,682 shares of common stock through the DRIP at the price of $26.66. The purchases were financed 50% from a bank loan and 50% by a recourse loan from the Company. The Company loans bear interest at 6.7% per annum and mature in November, 2017. The Company loans are subordinate to the above-referenced bank loans, and are collateralized by pledges of the 169,682 common shares. The loans are expected to be repaid from the regular quarterly dividends paid on the shares of common stock pledged, after the corresponding bank loans are paid in full.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8        PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

         Stock Purchase and Loan Plan

         In May, 1998, the Company adopted the Director, Officer and Employee Stock Purchase and Loan Plan (the "Stock Purchase Plan"). The program provides for the sale and issuance, from time to time as determined by the Board of Directors, of up to 500,000 shares of the Company's Common Stock to the directors, officers and key employees of the Company for consideration of not less than 97% of the market price of the Common Stock. The Stock Purchase Plan also allows the Company to loan, on a recourse basis, the participants up to 100% of the purchase price (50% for non-employee directors).

         On August 12, 1998, thirty officers/key employees and the six independent directors purchased an aggregate of 238,239 shares of common stock through the Stock Purchase Plan at the price of $24.11. The purchases for the officers/key employees were financed 100% by a recourse loan from the Company (50% for non-employee directors). The loans bear interest at 7.13% per annum and mature on the earlier of the maturity of the 1996 and 1997 phases of the loan program or August, 2018. The loans are collateralized by pledges of the common stock and are expected to be repaid from the regular quarterly dividends paid on the shares.

         On February 1, 2001, one officer purchased an aggregate of 75,000 shares of common stock through the Stock Purchase Plan at the price of $26.20. The purchases were financed by a recourse loan from the Company. The loan is collateralized by pledges of the common stock, bears interest at 8% per annum and matures on February 15, 2021. The loan was repaid in full on January 25, 2002.

         Dividends

         Stockholders are taxed on dividends and must report such dividends as either ordinary income, capital gains, or as return of capital. The Company has declared a $2.31 distribution per common share during its most recent fiscal year (Cusip 437306103). Pursuant to Internal Revenue Code Section 857 (b) (3) (C), for the year ended December 31, 2001, the Company designates the following cash distributions to holders of common shares as capital gain dividends, in the amounts set forth in the table following on the next page:

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8        PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

         Dividends (Continued)

                                                                          Distribution Type
                                                          --------------------------------------------------
                                                          ------------ ----------- ------------ ------------
       Declaration    Record      Payable      Distri-     Ordinary    Return of       20%       Unrecap-
                                                                                    Long-Term      tured
                                               butions      Taxable                  Capital     Sec. 1250
          Dates        Dates       Dates      Per Share    Dividend     Capital       Gain         Gain
       ------------ ------------ ----------- ------------ ------------ ----------- ------------ ------------


          2/7/2001    2/19/2001   2/27/2001        $0.57       78.5%         6.8%        5.3%         9.4%
          5/1/2001    5/14/2001   5/24/2001        $0.57       78.5%         6.8%        5.3%         9.4%
         7/31/2001    8/16/2001   8/28/2001        $0.57       78.5%         6.8%        5.3%         9.4%
        10/30/2001   11/15/2001  11/27/2001        $0.60       78.5%         6.8%        5.3%         9.4%
                                                   -----       -----         ----        ----         ----


                                 TOTALS            $2.31       78.5%         6.8%        5.3%         9.4%
                                                   =====       =====         ====        ====         ====


       The appropriate amount of each common share for 1999 and 2000 is as follows:


                        ORDINARY INCOME         RETURN OF CAPITAL

       1999                   85.6%                    14.4%
       2000                   91.0%                     9.0%

         Total Shares/Units Outstanding

         At December 31, 2001, 24,010,855 common shares, 5,445,714 convertible preferred shares (assuming a conversion of the Preferred Shares) and 16,002,076 UPREIT Units were outstanding for a total of 45,458,645 common share equivalents.

9        STOCK BENEFIT PLAN

         The Company has adopted the 1994 Stock Benefit Plan, as amended (the "Plan"). Plan participants include officers, non-employee directors, and key employees of the Company. The Company has reserved 1,596,000 shares for issuance to officers and employees and 154,000 shares for issuance to non-employee directors. Options granted to officers and employees of the Company vest 20% for each year of service until 100% vested on the fifth anniversary. Certain officers' options (264,000) and directors' options (149,100) vest immediately upon grant. The exercise price per share for stock options may not be less than 100% of the fair market value of a share of common stock on the date the stock option is granted (110% of the fair market value in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's common stock). Options granted to directors and employees who hold more than 10% of the voting power of the Company expire after five years from the date of grant. All other options expire after ten years from the date of grant. The Plan also allows for the grant of stock appreciation rights and restricted stock awards. At December 31, 2001, 335,397 and 346 common shares were available for future grant of options or awards under the Plan for officers and employees and non-employee directors, respectively.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9        STOCK BENEFIT PLAN (Continued)

         On February 1, 2000, the Company adopted the 2000 Stock Benefit Plan (the "2000 Plan"). Plan participants have been expanded to include directors, officers, regional managers and on-site property managers. It is expected that all future awards of stock options and restricted stock will be granted under the 2000 Plan. The 2000 Plan limits the number of shares issuable under the plan to 2.2 million, of which 200,000 are to be available for issuance to the non-employee directors. At December 31, 2001, 703,484 and 99,240 common shares were available for future grant of options or awards under the 2000 plan for officers and employees and non-employee directors, respectively.

         Details of stock option activity during 2001, 2000 and 1999 are as follows:


                                                                                     Weighted Average
                                                                  Number              Exercise Price
                                                                OF OPTIONS              PER OPTION

         Options outstanding at January 1, 1999                    800,863                $21.94
         (395,441 shares exercisable)

         Granted, 1999                                             610,400                $27.06
         Exercised, 1999                                       (    96,643)               $19.06
         Cancelled, 1999                                       (    49,187)               $25.41
                                                               ------------

         Options outstanding at December 31, 1999                1,265,433                $24.50
         (448,820 shares exercisable)

         Granted, 2000                                             752,720                $31.27
         Exercised, 2000                                       (   150,008)               $19.38
         Cancelled, 2000                                       (    71,480)               $28.32
                                                               -----------

         Options outstanding at December 31, 2000                1,796,665                $26.34
         (519,434 shares exercisable)

         Granted, 2001                                             857,430                $29.60
         Exercised, 2001                                       (   187,698)               $22.59
         Cancelled, 2001                                       (   361,295)               $28.78
                                                               -----------

         Options outstanding at December 31, 2001                2,105,102                $28.69
                                                                 =========
         (764,819 shares exercisable)


                       HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9        STOCK BENEFIT PLAN (Continued)

         The following table summarizes information about options outstanding at December 31, 2001:


                                       Weighted
                            Average Weighted Weighted
                                       Remaining      Average        Average                        Exercise
             Year        Number       Contractual    Fair Value     Exercise       Number          Price Range
           GRANTED     OUTSTANDING       LIFE        OF OPTIONS       PRICE      EXERCISABLE       PER OPTION
           -------     -----------       ----        ----------       -----      -----------       ----------

             1994          75,015            3          N/A           $19.000         75,015         $19.00
             1996          27,309            4         $1.02           19.959         27,309      $19.00-$20.50
             1997          89,002            5         $1.56           25.687         74,137      $22.75-$26.50
             1998         115,760            6         $1.37           25.785         71,820     $25.125-$27.06
             1999         398,260            7         $1.57           26.947        169,840     $25.688-$27.25
             2000         567,046            8         $1.88           30.969        161,998     $28.313-$31.375
             2001         832,710            9         $1.64           27.566        165,000      $27.01-$31.60
                          -------            -                        -------        -------      -------------
          Totals        2,105,102            7                        $26.662        745,119      $19.00-$31.60
                        =========            =                        =======        =======      =============

         The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company does not recognize compensation cost for stock options when the option exercise price equals or exceeds the market value on the date of grant. The compensation cost that would have been recorded had the Company adopted the accounting provisions of SFAS 123, relative to the above-mentioned awards was $834, $489 and $217 for 2001, 2000 and 1999, respectively. The Company's proforma net income before preferred dividends and proforma basic earnings per common share would have been $63,672, $40,956, and $26,063 and $2.08, $1.39, and $1.33,
         respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2001, 2000 and 1999: dividend yield of 9.40%; expected volatility of 19.03%; forfeiture rate of 5%; and expected lives of 7.5 years for options with a lifetime of ten years, and five years for options with a lifetime of five years. The interest rate used in the option-pricing model is based on a risk free interest rate ranging from 5.43% to 6.87%.

         In 2001, the Company granted 20,600 shares of restricted stock. The restricted stock was granted to key employees of the Company and vests 100% on the fifth anniversary of the date of grant. The restricted shares were granted at price ranges of $27.01 to $30.15 per share. Total compensation cost recorded for the year ended December 31, 2001 for the restricted share grants was $95,600.

10       SEGMENT REPORTING

         The Company is engaged in the ownership and management of market rate apartment communities. Each apartment community is considered a separate operating segment. Each segment on a stand alone basis is less than 10% of the revenues, profit or loss, and assets of the combined reported operating segments. The operating segments are aggregated and segregated as Core and Non-core properties.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10       SEGMENT REPORTING (Continued)

         Non-segment revenue to reconcile total revenue consists of unconsolidated management and development fees and interest income. Non-segment assets to reconcile to total assets include cash and cash equivalents, cash in escrows, accounts receivable, prepaid expenses, investments in and advances to affiliates, deferred charges and other assets.

         Core properties consist of all apartment communities which have been owned more than one full calendar year. Therefore, the Core Properties represent communities owned as of January 1, 2000. Non-core properties consist of apartment communities acquired during 2000 and 2001, such that full year comparable operating results are not available.

         The accounting policies of the segments are the same as those described in Notes 1 and 2.

         The Company assesses and measures segment operating results based on a performance measure referred to as Funds from Operations ("FFO"). FFO is generally defined as net income (loss), before gains (losses) from the sale of property and business, extraordinary items, plus real estate depreciation including adjustments for unconsolidated partnerships and joint ventures. For the year ended December 31, 1999, the Company's previously reported FFO excluded a non-recurring loss on available-for-sale securities of $2,123 and a non-recurring acquisition expense of $6,225. FFO is not a measure of operating results or cash flows from operating activities as measured by generally accepted accounting principles and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. Other companies may calculate similarly titled performance measures in a different manner.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10       SEGMENT REPORTING (Continued)

         The revenues, profit (loss), and assets for each of the reportable segments are summarized as follows for the years ended December 31, 2001, 2000 and 1999.


                                                                       2001             2000              1999
                                                                       ----             ----              ----
         REVENUES
         Apartments owned
           Core properties                                        $ 271,585        $ 255,294         $ 217,913
           Non-core properties                                       83,152           47,645                 -
         Reconciling items                                            5,290            8,799             9,994
                                                               ------------     ------------      ------------
         Total Revenue                                            $ 360,027        $ 311,738         $ 227,907
                                                                  =========        =========         =========

         PROFIT (LOSS)
         Funds from operations:
         Apartments owned
           Core properties                                        $ 161,899        $ 150,141         $ 125,538
           Non-core properties                                       50,563           27,945                 -
         Reconciling items                                            5,284            8,791             9,994
                                                                   --------    -------------          --------
         Segment contribution to  FFO                               217,746          186,877           135,532

         General & administrative expenses                        (  18,614)     (    13,235)        (  10,696)
         Interest expense                                         (  65,742)     (    56,150)        (  39,056)
         Depreciation of unconsolidated affiliates                      338              383               458
         Non-real estate depreciation/amortization              (       639)   (         516)      (       335)
         Income from discontinued operations before
           minority interest and depreciation                         3,515            3,495             3,229
                                                                  ---------        ---------           -------
         Funds from Operations                                      136,604          120,854            89,132
         Depreciation - apartments owned                          (  64,251)      (   51,914)        (  37,015)
         Depreciation of unconsolidated affiliates              (       338)    (        383)      (       458)
         Non-recurring acquisition expense                                -                -        (    6,225)
         Loss on available-for-sale securities                            -                -        (    2,123)
         Gain (loss) on disposition of properties and
           business                                                  26,241      (     1,386)              457
         Minority interest in earnings                            (  32,844)      (   24,819)        (  16,570)
         Income from discontinued operations before
           minority interest                                     (    2,004)      (    2,102)       (    2,018)
                                                                 -----------      -----------       -----------
         Income from continuing operations                         $ 63,408         $ 40,250          $ 25,180
                                                                   ========         ========          ========

         ASSETS
         Apartments owned
             Core properties                                     $1,351,724       $1,316,695
             Non-core properties                                    581,790          425,250
         Reconciling items                                          130,275          129,943
                                                               ------------     ------------
         Total Assets                                            $2,063,789       $1,871,888
                                                                 ==========       ==========
         REAL ESTATE CAPITAL EXPENDITURES
         New property acquisitions                                 $213,325       $  328,021
         Additions to properties
           Core properties                                           85,001           54,041
           Non-core properties                                       45,467           38,562
         Increase in real estate associated with the
           purchase of UPREIT Units                                   1,666                -
                                                                 ----------    -------------
         Total Real Estate Capital Expenditures                    $345,459       $  420,624
                                                                   ========       ==========

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11       DERIVATIVE FINANCIAL INSTRUMENTS

         The Company has entered into interest rate swaps to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company does not utilize these arrangements for trading or speculative purposes. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institutions from which the interest rate protection was purchased to cover all of their obligations. To mitigate this exposure, the Company purchases its interest rate swaps from either the institution that holds the debt or from institutions with a minimum A- credit rating.

         All derivatives, which have historically been limited to interest rates swaps designated as cash flow hedges, are recognized on the balance sheet at their fair value. On the date that the Company enters into an interest rate swap, it designates the derivative as a hedge of the variability of cash flows that are to be received or paid in connection with a recognized liability. To the extent effective, subsequent changes in the fair value of a derivative designated as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness will be reported in interest expense in the consolidated statement of operations.

         The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods. Should it be determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company will discontinue hedge accounting prospectively.

         The Company has four interest rate swaps that effectively convert variable rate debt to fixed rate debt. The notional amount amortizes in conjunction with the principal payments of the hedged items. The terms as follows:


              Original
          NOTIONAL AMOUNT   FIXED INTEREST RATE   VARIABLE INTEREST RATE   MATURITY DATE
          ---------------   -------------------   ----------------------   -------------
            $17,600,000            5.91%               LIBOR + 1.60%       June 24, 2004
            $12,000,000            7.66%               LIBOR + 1.25%       August 1, 2002
             $3,000,000            8.22%               LIBOR + 1.40%       June 25, 2007
             $4,625,000            8.40%               LIBOR + 1.40%       June 25, 2007

         On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. At that time, the Company designated all of its interest rate swaps as cash flow hedges in accordance with the requirements of SFAS 133. The aggregate fair value of the derivatives on January 1, 2001 was $583, prior to the allocation of minority interest, and was recorded as a liability on the consolidated balance sheet with an offset to other comprehensive income representing the cumulative effect of the transition adjustment pursuant to the provisions of Accounting Principles Board Opinion No. 20, Accounting Changes.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11       DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

         As of December 31, 2001, the aggregate fair value of the Company's interest rate swaps was $920, prior to the allocation of minority interest, and is included in accrued expenses and other liabilities in the consolidated balance sheets. For the twelve months ending December 31, 2001, as the critical terms of the interest rate swaps and the hedged items are the same, no ineffectiveness was recorded in the consolidated statements of operations. All components of the interest rate swaps were included in the assessment of hedge effectiveness. The Company expects that within the next twelve months it will reclassify as a charge to earnings $838, prior to the allocation of minority interest, of the amount recorded in accumulated other comprehensive loss. The fair value of the interest rate swaps is based upon the estimate of amounts the Company would receive or pay to terminate the contract at the reporting date and is estimated using interest rate market pricing models.

12       TRANSACTIONS WITH AFFILIATES

         The Company and the Management Companies recognized management and development fee revenue, interest income and other miscellaneous income from affiliated entities of $8,174, $15,088, and $15,199 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company had accounts receivable outstanding due from affiliated entities of $2,629 and $3,279 at December 31, 2001 and 2000, respectively.

         A director and former officer of the Company provided consulting services to the Company during 2001 for fees approximating $271.

         In 1997, certain officers and inside directors of the Company entered into a lease termination agreement with the Company. The agreement provided for a contingent termination fee based on the performance of the underlying property. In 2001, amounts of $350 became payable to the Company under the terms of the agreement. This amount was classified in Other Property Income in the Consolidated Statement of Operations.

         The Company leases its corporate office space from an affiliate. The lease requires an annual base rent of $663 through December, 2002, $802 for the year ended 2003, and $872 for the year ended 2004. The lease also requires the Company to pay a pro rata portion of property improvements, real estate taxes and common area maintenance. Rental expense was $956, $712, and $698 for the years ended December 31, 2001, 2000 and 1999, respectively.

         From time to time, the Company advances funds as needed to the Management Companies which totaled $15,954 and $19,534 at December 31, 2001 and 2000, respectively, and bear interest at 1% over prime.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13       COMMITMENTS AND CONTINGENCIES

         Ground Lease

         The Company has a non-cancelable operating ground lease for one of its properties. The lease expires May 1, 2020, with options to extend the term of the lease for two successive terms of twenty-five years each. The lease provides for contingent rental payments based on certain variable factors. The lease also requires the lessee to pay real estate taxes, insurance and certain other operating expenses applicable to the leased property. Ground lease expense was $211, $201, and $194 including contingent rents of $141, $131, and $124 for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, future minimum rental payments required under the lease are $70 per year until the lease expires.

         401(K) Savings Plan

         The Company sponsors a contributory savings plan. Under the plan, the Company will match 75% of the first 4% of participant contributions. The matching expense under this plan was $893, $512, and $398 for the years ended December 31, 2001, 2000 and 1999, respectively.

         Incentive Compensation Plan

         The Incentive Compensation Plan provides that eligible officers and key employees may earn a cash bonus based on increases in FFO per share/unit (computed based on the diluted shares/units outstanding). No cash bonuses are payable under the Incentive Compensation Plan unless the increase in FFO per share, after giving effect to the bonuses, was equal to or greater than 5%. The Board of Directors used its discretionary authority to approve a bonus for 2001 even though FFO growth per share was less than 5%. The bonus expense charged to operations (including that portion allocated to the Management Companies) was $725, $103, and $2,190 for the years ended December 31, 2001, 2000 and 1999, respectively.

         Contingencies

         The Company is party to certain legal proceedings. All such proceedings, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by liability insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company's liquidity, financial position or results of operations.

         The Company has recently undergone a state tax audit. The state has assessed taxes of $469 for the 1998 and 1999 tax years under audit. If the state's position is applied to all tax years through December 31, 2001, the assessment would be $1,800 . The Company believes the assessment and the state's underlying position is not supportable by the law nor consistent with previously provided interpretative guidance from the office of the State Secretary of Revenue. The Company has been advised that it has meritorious positions for its previous tax filings. As a result, no amounts were accrued by the Company as of December 31, 2001.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13       COMMITMENTS AND CONTINGENCIES (Continued)

         Contingencies

         In connection with various UPREIT transactions, the Company has agreed to maintain certain levels of nonrecourse debt associated with the contributed properties acquired. In addition, the Company is restricted in its ability to sell certain contributed properties (59% of the owned portfolio) for a period of time except through a tax deferred Internal Revenue Code Section 1031 like-kind exchange.

         Debt Covenants

         The line of credit loan agreement contain restrictions which, among other things, require maintenance of certain financial ratios and limit the payment of dividends.

         Guarantees

         The Company has guaranteed a total of $606 of debt associated with two entities where the Company is the general partner. All other mortgage notes payable of affiliates are non-recourse debt to the limited partnerships and the Company. In addition, the Company has guaranteed the Low Income Housing Tax Credits to limited partners in 42 partnerships totaling approximately $48,500. As of December 31, 2001, there were no known conditions that would make such payments necessary. In addition, the Company, acting as general partner in certain partnerships, is obligated to advance funds to meet partnership operating deficits.

         Executive Retention Plan

         Effective February 2, 1999, the Executive Retention Plan provides for severance benefits and other compensation to be received by certain employees in the event of a change in control of the Company and a subsequent termination of their employment without cause or voluntarily with good cause.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14       PROPERTY ACQUISITIONS

         For the years ended December 31, 2001, 2000 and 1999, the Company has acquired the communities listed below:

                                                                                                                Cost of
                                         Market         Date           Year          Number      Cost of      Acquisition
                 COMMUNITY                AREA        ACQUIRED      CONSTRUCTED     OF UNITS     ACQUIS.       PER UNIT
                 ---------                ----        --------      -----------     --------     -------       --------
         The Manor                   Northern VA        02/19/99             1973      198      $    7,119      $  36
         Ridgeway Court              Philadelphia       02/26/99             1972       66      $    2,156      $  33
         Springwells Park            Detroit            04/08/99          1940-66      303       $  18,355      $  61
         Sherwood Gardens            Philadelphia       05/27/99             1968      103      $    4,198      $  41
         7 Property Portfolio        Various            07/01/99          1959-82    3,722        $176,607      $  47
         Maple Lane                  South Bend         07/09/99          1982-89      396       $  17,542      $  44
         12 Property Portfolio       Mid-Atlantic       07/15/99          1964-96    3,297        $154,168      $  47
         4 Property Portfolio        Philadelphia       07/28/99          1962-68      825       $  32,534      $  39
         The Colony                  Chicago            09/01/99          1972-78      783       $  41,887      $  53
         The Lakes                   Detroit            11/05/99             1986      434       $  25,907      $  60
         Old Friends                 Baltimore          02/01/00             1887       51      $    2,138      $  39
         6 Property Portfolio        Philadelphia       03/15/00          1940-75    2,113        $141,195      $  64
         2 Property Portfolio        Detroit            03/22/00          1969-74      360       $  14,394      $  40
         Elmwood Terrace             Baltimore          06/30/00             1972      504       $  20,605      $  41
         East Meadow                 Northern VA        08/01/00             1971      150       $  13,053      $  87
         Southbay Manor              Long Island        09/11/00             1959       61      $    3,054      $  49
         Hampton Court               Detroit            09/29/00             1972      182      $    5,889      $  33
         Bayberry                    Detroit            09/29/00             1967      120      $    5,840      $  47
         Blackhawk                   Chicago            10/20/00             1971      371       $  17,542      $  47
         5 Property Portfolio        Long Island        11/01/00          1955-75      429       $  26,968      $  62
         Orleans Village             Northern VA        11/16/00             1967      851       $  67,404      $  79
         Cypress Place               Chicago            12/27/00             1969      192       $  10,075      $  53
         Woodholme Manor             Baltimore          03/30/01             1969      176      $    5,805      $  33
         Virginia Village            Northern VA        05/31/01             1967      344       $  27,044      $  79
         Mill Towne Village          Baltimore          05/31/01             1973      384       $  17,558      $  46
         Southern Meadows            Long Island        06/29/01             1971      452       $  40,866      $  90
         Devonshire Hills            Long Island        07/16/01             1968      297       $  47,049       $158
         Fenland Field               Baltimore          08/01/01             1970      234       $  14,540      $  62
         Courtyard Village           Chicago            08/29/01             1971      224       $  12,887      $  58
         Manor                       Baltimore          08/31/01             1969      435       $  36,384      $  84
         2 Property Portfolio        Northern VA        10/24/01          1971-72      274       $  11,076      $  40


                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


15       DISCONTINUED OPERATIONS

         The Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the SFAS, assuming no significant continuing involvement, the sale of an apartment community is now considered a discontinued operation. In addition, apartment communities classified as held for sale are also considered a discontinued operation. The
         Company generally considers assets to be held for sale when all significant contingencies surrounding the closing have been resolved, which often corresponds with the actual closing date. Properties classified in this manner through June 30, 2002, as discussed below, were reclassified as such in the accompanying Consolidated Statements of Operations for each of the three years ended December 31, 2001.

         Included in discontinued operations for the year ended December 31, 2001, 2000 and 1999 are the operating results, net of minority interest, of ten apartment communities that were sold during 2002. For purposes of the discontinued operations presentation, the Company only includes interest expense associated with specific mortgage indebtedness of the properties that are sold or classified as held for sale.

         The operating results of discontinued operations are summarized as follows for the years ended December 31, 2001, 2000 and 1999:


                                               2001    2000     1999
                                              -----   ------    -----
Revenues:
   Rental Income                              $7,261   $7,082   $6,396
   Property other income                         235      228      160
                                              ------  -------   ------
Total Revenues                                 7,496    7,310    6,556

   Operating and Maintenance                   3,277    3,173    2,825
   Interest expense                              704      642      502
   Depreciation and amortization               1,511    1,393    1,211
                                               -----  -------   ------
Total Expenses                                 5,492    5,208    4,538

Income from discontinued operations before
   minority interest                           2,004    2,102    2,018

Minority interest                                838      896      820
                                               -----  -------   ------

Income from discontinued operations           $1,166   $1,206   $1,198
                                               =====  =======   ======

                        HOME PROPERTIES OF NEW YORK, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

16       PROFORMA CONDENSED FINANCIAL INFORMATION

         The Company acquired ten apartment communities ("2001 Acquired Communities") with 2,820 units in nine unrelated transactions during the twelve-month period ended December 31, 2001. The total purchase price (including closing costs) of $212 million equates to approximately $76,000 per unit. Consideration for the communities included $68 million of assumed debt, $19 million of UPREIT Units, and $126 million of cash.

         In addition, the Company disposed of fourteen apartment communities ("2001 Disposed Properties") with 2,855 units in six unrelated transactions during the twelve-month period ended December 31, 2001. The total selling price (including closing costs) of $122 million resulted in $26 million of gain on sale of real estate.

         The following unaudited proforma information was prepared as if (i) the 2001 transactions related to the acquisition of the "2001 Acquired Communities" had occurred on January 1, 2000, (ii) the 2000 transactions related to the acquisitions of 22 apartment communities in twelve separate transactions had occurred on January 1, 1999, (iii) the 1999 transactions related to the acquisition of 30 apartment communities in ten transactions had occurred on January 1, 1999, (iv) the disposition of the "2001 Disposed Properties" had occurred on January 1, 2000, and (v) the $115 million Series B, C, D and E Preferred stock offerings had occurred on January 1, 1999. The proforma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had if the transactions been consummated as indicated, nor does it purport to represent the results of operations for future periods. Adjustments to the proforma condensed combined statement of operations for the twelve months ended December 31, 2001 and 2000, consist principally of providing for the net operating activity and recording interest, depreciation and amortization from January 1, 1999 to the acquisition date.

                                                                               For the years ended
                                                                                   December 31,
                                                                                    (unaudited)
                                                                          2001         2000         1999
                                                                          ----         ----         ----

Pro forma revenues ............................................    $   370,900    $   351,868    $   283,036

Pro forma income from continuing operations ...................         62,081         61,084         31,717

Pro forma income from discontinued operations .................          1,166          1,206          1,198

Pro forma income from extraordinary item ......................    (        67)            --    (       101)

Pro forma net income available to common shareholders .........         45,566         44,301         31,662

Basic earnings per share data:
   Income from continuing operations ..........................     $     2.01      $    2.09     $     1.64
   Discontinued operations ....................................            .05            .06            .06
   Extraordinary item .........................................             --             --       (    .01)
                                                                     ----------     ---------    -----------
Net income available to common shareholders ...................      $    2.06    $      2.15     $     1.69
                                                                     ===========    =========     ===========

Diluted earnings per share data:
   Income from continuing operations ..........................      $    2.00    $      2.07     $      1.63
   Discontinued operations ....................................            .05            .06             .06
   Extraordinary item .........................................             --             --     (       .01)
                                                                     ---------    -----------     -----------
Net income available to common shareholders ...................      $    2.05    $      2.13     $      1.68
                                                                     =========    ===========     ===========

Weighted average numbers of shares outstanding:
  Basic .......................................................     22,101,027     20,639,241     18,697,731
  Diluted .....................................................     22,227,521     20,755,721     18,800,907

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


17       SUPPLEMENTAL CASH FLOW DISCLOSURES

         Supplemental cash flow information including non cash financing and investing activities for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                           2001         2000        1999
                                                                           ----         ----        ----
         Cash paid for interest                                           $65,268      $54,829     $36,967

         Mortgage loans assumed associated with property acquisitions      67,807      162,967     203,326
         Issuance of UPREIT Units associated with property and other
             acquisitions                                                  19,133       58,616     149,488
         Notes issued in exchange for officer and director stock
             purchases                                                      1,965            -           -
         Exchange of UPREIT Units for common/preferred shares               1,910        7,388      36,771
         Fair value of hedge instruments                                      920            -           -
         Transfer of notes receivable due from affiliates in exchange
             for additional equity in affiliates                           23,699            -           -


18       GAIN (LOSS) ON DISPOSITION OF PROPERTY AND BUSINESS

         During 2001, the Company disposed of fourteen apartment communities with 2,855 units in six unrelated transactions and two general partnership interests. The total sales price of $122 million equates to $43,000 per unit. The total gain on sale of these transactions amounted to approximately $26 million.

         During 2000, the Company disposed of one apartment community with 150 units and one general partnership interest, in two separate transactions for a total loss on disposition of $462. In addition, effective December 31, 2000, the Company sold its affordable housing development business to the management of that business. The selling price was approximately $6.7 million and a loss on sale of $924 was recorded.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


19       QUARTERLY FINANCIAL STATEMENT INFORMATION (UNAUDITED)

         Quarterly financial information for the years ended December 31, 2001 and 2000 are as follows:

                                                                                                       2001
                                                                                FIRST         SECOND         THIRD         FOURTH
                                                                                -----         ------         -----         ------

Revenues ..............................................................       $ 86,391       $ 88,285       $ 92,544       $ 92,807
Income before minority interest, discontinued
   operations and extraordinary item ..................................         11,597         31,712         29,588         23,355
Minority interest .....................................................          2,978         11,397         10,593          7,876
                                                                              --------       --------       --------       --------
Income from continuing operations .....................................          8,619         20,315         18,995         15,479
Discontinued operations, net of minority ..............................            213            303            300            350
                                                                              --------       --------       --------       --------
  interest
Income before extraordinary item ......................................          8,832         20,618         19,295         15,829
Extraordinary item, net of minority interest ..........................           --             --             --              (68)
Net income available to common
  shareholders ........................................................          4,335         16,121         14,797         11,572

Basic earnings per common share:
  Income from continuing operations ...................................            .19            .73            .66            .49
  Discontinued operations .............................................            .01            .01            .01            .02
  Extraordinary item ..................................................            N/A            N/A            N/A            N/A
  Net income ..........................................................            .20            .74            .67            .51

Diluted earnings per common share:
  Income from continuing operations ...................................            .19            .70            .65            .48
  Discontinued operations .............................................            .01            .01            .01            .02
  Extraordinary item ..................................................            N/A            N/A            N/A            N/A
  Net income ..........................................................            .20            .71            .66            .50

                                                                                                       2000
                                                                               FIRST          SECOND          THIRD         FOURTH
                                                                              --------       --------       --------       --------

Revenues ..............................................................       $ 70,587       $ 76,319       $ 80,176       $ 84,656
Income before minority interest, discontinued
  operations and extraordinary item ...................................         13,111         16,291         19,402         17,696
Minority interest .....................................................          4,939          6,115          7,399          6,366
                                                                              --------       --------       --------       --------
Income from continuing operations .....................................          8,172         10,176         12,003         11,330
Discontinued operations, net of minority ..............................            310            379            342            175
                                                                              --------       --------       --------       --------
interest
Income before extraordinary item ......................................          8,482         10,555         12,345         11,505
Extraordinary item, net of minority interest ..........................           --             --             --             --
Net income available to common
  shareholders ........................................................          6,554          7,559          8,555          6,610

Basic earnings per common share:
  Income from continuing operations ...................................            .31            .35            .39            .30
  Discontinued operations .............................................            .02            .02            .02            .01
  Extraordinary item ..................................................            N/A            N/A            N/A            N/A
  Net income ..........................................................            .33            .37            .41            .31

Diluted earnings per common share:
  Income from continuing operations ...................................            .31            .35            .39            .30
  Discontinued operations .............................................            .02            .02            .01            .01
  Extraordinary item ..................................................            N/A            N/A            N/A            N/A
  Net income ..........................................................            .33            .37            .40            .31

         Full year per share data does not equal the sum of the quarterly data due to the impact of the convertible securities on the quarterly results and not the year to date amounts.

                        HOME PROPERTIES OF NEW YORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


20       SUBSEQUENT EVENT

         On January 24, 2002, the Company sold six apartment communities with 339 units in two unrelated transactions. The total sales price of $13.6 million equates to $41,000 per unit. Total gain on sale of this transaction is expected to be approximately $0.5 million and will be recorded in the first quarter of 2002.

21       EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT ACCOUNTANTS
         REPORT

         In relation to the state tax contingency discussed in Note 13, the Company filed an appeal during the second quarter of 2002 to the State for the 1998 and 1999 tax years. If the state's position is applied to all tax years through June 30, 2002, the assessment would be $1.4 million. The Company believes that the assessment and the state's underlying position for the tax periods 1998 through 2000 are neither supportable by the law nor consistent with previously filed interpretative guidance from the office of the State Secretary of Revenue. There have been no further proceedings to date and the Company intends to vigorously contest the assessments. The Company has been advised that it has meritorious positions for its previous tax filings for the years 1998, 1999, and 2000. However, the Company has accrued approximately $590,000 as of June 30, 2002 for estimated costs associated with this matter.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 22, 2002            HOME PROPERTIES OF NEW YORK, INC.
                                    (Registrant)



                                    By:  /s/ David P. Gardner
                                         ---------------------------------------
                                         David P. Gardner, Senior Vice President

                    CERTIFICATION OF CHIEF EXECUTIVE OFFICER
                     PURSUANT TO RULE 13a-14 PROMULGATED BY
                     THE SECURITIES AND EXCHANGE COMMISSION
           (Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002)

I, Norman Leenhouts, certify that:

1. I have reviewed the certain amended sections of the annual report for the year ended December 31, 2001 of Home Properties of New York, Inc. on this Form 8-K of Home Properties of New York, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         b)   evaluated  the   effectiveness  of  the  registrant's   disclosure
              controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

         c)   presented  in  this  annual  report  our  conclusions   about  the
              effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



                                     By:  /s/ Norman Leenhouts
                                          -------------------------------

                                          Norman Leenhouts
                                          Chairman of the Board of Directors and
                                          Co-Chief Executive Officer
                                          October 22, 2002

                    CERTIFICATION OF CHIEF EXECUTIVE OFFICER
                     PURSUANT TO RULE 13a-14 PROMULGATED BY
                     THE SECURITIES AND EXCHANGE COMMISSION
           (Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002)

I, Nelson Leenhouts, certify that:

1. I have reviewed the certain amended sections of the annual report for the year ended December 31, 2001 of Home Properties of New York, Inc. on this Form 8-K of Home Properties of New York, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         b)   evaluated  the   effectiveness  of  the  registrant's   disclosure
              controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

         c)   presented  in  this  annual  report  our  conclusions   about  the
              effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



                                     By:  /s/ Nelson Leenhouts
                                          ---------------------------

                                          Nelson Leenhouts
                                          Chairman of the Board of Directors and
                                          Co-Chief Executive Officer
                                          October 22, 2002

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
                     PURSUANT TO RULE 13a-14 PROMULGATED BY
                     THE SECURITIES AND EXCHANGE COMMISSION

           (Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002)

I, David P. Gardner, certify that:

1. I have reviewed the certain amended sections of the annual report for the year ended December 31, 2001 of Home Properties of New York, Inc. on this Form 8-K of Home Properties of New York, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         b)   evaluated  the   effectiveness  of  the  registrant's   disclosure
              controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

         c)   presented  in  this  annual  report  our  conclusions   about  the
              effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


                                                By:  /s/ David P. Gardner
                                                     ---------------------------

                                                     David P. Gardner
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     October 22, 2002